LOAN AND SECURITY AGREEMENT

(Accounts Receivable & Inventory Line of Credit)

This Loan and Security Agreement (Accounts Receivable & Inventory Line of Credit), is entered into as of June 4, 2007, by and between BFI Business Finance, a California corporation ("Lender"), with its headquarters' office located at 1655 The Alameda, San Jose, CA 95126 and Adsouth Marketing, LLC , a(n) Delaware limited liability company, WORLDWIDE EXCELLENCE, INC. a Delaware corporation, Pet Vac, LLC, a California limited liability company, TRAMP-O-LEAN, LLC, a California limited liability company, YOUTH FACTOR BEAUTY CARE, LLC, a California limited liability company, and LEGACY FORMULAS, LLC, a California limited liability company (individually and collectively, "Borrower") with its headquarters at its Chief Executive Office as defined herein.

RECITALS

A.  Borrower has requested Lender to make loans to Borrower for business purposes.

B.   Lender is willing to make such loans to Borrower, on the terms and conditions set forth in this Agreement, and Borrower agrees to make the payments required by this Agreement and to comply with the other terms and conditions of this Agreement.

AGREEMENT

For good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as set forth below.

1. Definitions and Construction.

1.1. Definitions. As used in this Agreement, the following terms shall have the following definitions:

"Accounting Period" has the meaning given in Section 9.4 hereof.

"Account Debtor" means a person obligated on an Account, Chattel Paper, or General Intangible.

"Accounts" means all currently existing and hereafter arising accounts as defined in the Code, as such definition may be changed from time to time, and shall include, but not be limited to a right to payment of a monetary obligation for property sold or services rendered, and any and all credit insurance, guaranties, or security therefor.

"Addendum" means that certain Addendum A or B hereto, if applicable.

"Advance(s)" has the meaning given in Section 2.1.1 hereof.

"Administrative Fee" has the meaning given in Section 2.2.10 hereof.

"Affiliate" means, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative meanings ofthe terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement" means this Loan and Security Agreement (Accounts Receivable & Inventory Line of Credit) together with all addenda, exhibits and schedules hereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced.

"Allowable Amount" means the lesser of the Borrowing Base and the Maximum Amount.

" AIR Borrowing Base" has the meaning set forth in the definition of Borrowing Base.

"Audit Fees" shall have the meaning set forth in Section 2.2.12 hereof.

"Authenticate" shall have the meaning given in the Code, as such definition may be amended from time to time, which means to sign, execute, or otherwise adopt a symbol, or encrypt or similarly process a record in whole or in part, with the present intention of the authenticating person to identify the person and adopt or accept a record.

"Authorized Officer" means any officer or employee of Borrower as set forth in that certain Signature Authorization of even date herewith, as it may be amended from time to time.

"Average Daily Balance" means the average of the Daily Balance, which shall be calculated for purposes of calculating interest that no payment made by check or other means, including wire transfer, ACH transfer, credit card payment or any other means shall be deemed to be made until three (-3-) Business Days after receipt by Lender of such payments to allow for clearance thereof, as provided in Section 3.3 hereof; provided however, that all payments when received shall be given provisional credit for purposes of determining availability of Advances under the Agreement.

"Bankruptcy Code" means Title II of the United States Code, as amended and any successor statute.

"Basic Term" has the meaning set forth in Section 6.1 hereof.

"Borrower" has the meaning set forth in the preamble to this Agreement, individually and collectively.

"Borrower's Books" means all of Borrower's books and records including ledgers, records indicating, summarizing, or evidencing Borrower's properties or assets (including, without limitation, the Collateral) or liabilities , all information relating to Borrower's business operations or financial condition, and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

"Borrower's Credit Policy" means that written credit policy that has been provided by Borrower to Lender prior to the Closing Date, which Lender acknowledges to be acceptable to Lender.

"Borrowing Base" means the sum of the following:

(a) Eighty-Five percent (85%) of the Net Face Amount of Prime Accounts, but in any event not in an aggregate amount in excess of the Maximum Account Advance (the "AIR Borrowing Base"); plus

(b) Thirty percent (30%) of the Current Market Cost of raw materials that constitute Eligible Inventory; plus Thirty (30%) of the Current Market Cost of finished goods that constitute Eligible Inventory, but in any event not in an aggregate amount in excess of the Maximum Inventory Advance (the "Inventory Borrowing Base").

"Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

"CERCLA" has the meaning given in the definition of Environmental Laws.

"Chattel Paper" has the meaning given in the Code, as such definition may be amended from time to time, which defines Chattel Paper as a record or records that evidence both (a) a monetary obligation; and (b) a Security Interest in (1) specific goods; (2) a Security Interest in specific goods and software used in the goods; (3) a Security Interest in specific goods and license of software used in the goods ; or (4) a lease of specific goods and license of software used in the goods .

"Chief Executive Office”. See Addendum A

"Clearance Days" has the meaning given in Section 3.3 hereof.

"Closing Date" means the date of the initial advance hereunder.

"Code" or "UCC" means the California Uniform Commercial Code, or any successor statute, as amended from time to time, which is also known as the UCC.

"Collateral" means all of the personal property and Trade Fixtures now owned or hereafter acquired by Borrower whether now existing or hereafter arising and wherever located, including without limitation: (a) all Accounts; (b) all Chattel Paper including without limitation Electronic Chattel Paper; (c) all Inventory; (d) all Equipment; (e) all Trade Fixtures; (f) all Fixtures, but only if connected with Real Property Collateral (g) all Instruments; (h) all Financial Assets, including without limitation, Investment Property; (i) all Documents; G) all Deposit Accounts; (k) all Letter of Credit Rights ; (I) all General Intangibles including without limitation copyrights, trademarks, and patents , Payment Intangibles and Software; (m) all Supporting Obligations; (n) any Commercial Tort Claim listed on any schedule provided herewith or hereafter; (0) all returned or repossessed goods arising from or relating to any Accounts or Chattel Paper; (p) all certificates of title and certificates of origin or manufacturers statements of origin relating to any of the foregoing, now owned or hereafter acquired; (q) all property similar to any of the foregoing hereafter acquired by Borrower; (r) all ledger sheets, files, records, documents, instruments, and other books and records (including without limitation related electronic data processing Software) evidencing an interest in or relating to the above; (s) all money, cash or cash equivalents; and (t) to the extent not otherwise included in the foregoing, all proceeds, products, insurance claims, and other rights to payment and all accessions to, replacements for, attachments to, substitutions for, and rents and profits of, and noncash proceeds of, each of the foregoing. Notwithstanding any contrary term of this Agreement, Collateral shall not include any waste or other materials that have been or may be designated as toxic or hazardous.

"Collateral Account" has the meaning give in Section 3.7.2 hereof.

"Collateral Control Account" has the meaning given in Section 3.7.3 hereof.

"Collateral State" has the meaning given in Section 9.14 hereof.

"Commercial Tort Claim" has the meaning give in the Code, as such definition may be amended from time to time, which means a claim arising in tort with respect to which the claimant is an organization or if the claimant is an individual, the claim arose in (a) the course ofthe claimant's business or professions; and (b) does not include damages arising out of personal injury to or death of an individual.

"Cumulative Minimum Annual Interest Payment" has the meaning given in Section 2.2.2 hereof.

"Current Market Cost" means, as determined by Lender in good faith, the lower of (a) cost of Inventory, computed on a first-in-first-out basis in accordance with GAAP; or (b) market value of Inventory.

"Daily Balance" means the principal amount of any Obligations owed at the end of a given day.

"Deemed Prime Rate" shall have the meaning given in the definition of Prime Rate.

"Default Rate" has the meaning given in Section 2.2.4 hereof.

"Delinquent Accounts" shall mean Accounts that remain uncollected for more than ninety (90) days from the invoice date.

"Deposits" means the Good Faith Deposit and the Documentation Fee/Legal Deposit as further described in Section 2.2.11 here of and any other deposit that Lender may require on a case by case basis.

"Deposit Account(s)" has the meaning given in the Code, as such definition may be amended from time to time, including without limitation, a demand, time, savings, passbook, or similar account maintained with a bank.

"Dilution Rate" shall mean the percentage rate at which Borrower's Prime Accounts are subject to reduction due to credits, returns, and allowances.

"Documentation Fee/Legal Deposit" shall have the meaning set forth in Section 2.2.11 hereof.

"Documents" has the meaning given in the Code, as such definition may be amended from time to time.

"Electronic Chattel Paper" has the meaning given in the Code, as such definition may change from time to time, which defines Electronic Chattel Paper as Chattel Paper evidenced by a record or records consisting of information stored in an electronic medium.

"Eligible Inventory" means:

(a) Inventory acceptable to Lender, in its reasonable and sole discretion, for lending purposes;

(b) Inventory held for sale or lease in the ordinary course of Borrower's business;

(c) InventorylocatedatBorrower'sChiefExecutiveOfficeorWarehouse,providedhowever,thatif any such location is owned by a party other than Borrower, Lender shall have obtained from the owner thereof an agreement relative to Lender's rights with respect to such Inventory, in form and content satisfactory to Lender;

(d) Inventory in which Lender has a first priority, perfected Security Interest;

(e) Inventory not subject to a Security Interest, lien, or other encumbrance in favor of any other Person;

(f) Inventory of good and merchantable quality that is free from defect and that is not slow moving, obsolete, returned, perishable, or manufactured under a license agreement unless the licensor (if other than Borrower) has entered into an agreement in form and content reasonably acceptable to Lender;

(g) Inventory owned and in the lawful possession of Borrower;

(h) Inventory which does not consist of packaging and shipping materials; and

(i) Inventory that does not consist of supplies used or consumed in Borrower's business or work-inprocess.

General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

"Environmental Laws" means all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals, or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof, including without limitation 42 U.S.C. §9601 (14), Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), set forth at 42 U.S.C. §960I ~~' ("CERCLA"), or the Resource Conservation and Recovery Act of 1976 set forth at 42 U.S.C. §960I ~~' ("RCRA") and all successor statutes and amendments thereto.

"EPA" means the United States Environmental Protection Agency.

"Equipment" means all of Borrower's now owned and hereafter acquired equipment as defined in the Code, as such definition may be amended from time to time, and wherever located, and shall include, but not be limited to, all goods (other than inventory, farm products, or consumer goods) including without limitation machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, Trade Fixtures (but not including Fixtures unless Real Property Collateral has been pledged to Lender), all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

"ERISA" shall have the meaning given in Section 9.20.

"Event of Default" means those events described in Section II hereof.

"FEIN" shall have the meaning given in Section 8.1.15.

"Financial Assets" has the meaning given in the Code, which defines Financial Assets as any of the following: (a) a security; (b) an obligation of a person or a share, participation, or other interest in a person or in property or an enterprise of a person, that is, or is of a type, dealt in or traded on financial markets or that is recognized in any area in which it is issued or dealt in as a medium for investment; and (c) any property that is held by a securities intermediary for another person in a securities account that has expressly agreed with the other person that the property is to be treated as a financial asset.

"Fixtures" has the meaning given in the Code, as such definition may be amended from time to time, which defines Fixtures as goods that have become so related to particular real property that an interest in them arises under property law, but shall not include Trade Fixtures.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date of determination.

"General Intangibles" means general intangibles as defined in the Code, as such definition may be amended from time to time, (and shall include, but not be limited to, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in Equipment, Payment Intangibles and Software), all whether arising under the laws of the United States of America or any other country.

"Good Faith Deposit" shall have the meaning set forth in Section 2.2.11 hereof.

"Guarantor" means, individually and collectively, Vertical Branding, Inc..

"Guaranty" means that certain General Continuing Guaranty or those certain General Continuing Guaranties signed by Guarantor concurrently with the execution of this Agreement and the Loan Documents and/or the Term Loan Documents, as amended from time to time hereafter and such additional Guaranties as may be executed by third parties in the future.

"Hazardous Substances" and "Hazardous Wastes" means all or any ofthe following:

(a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity";

(b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources;

(c) any flammable substances or explosives or any radioactive materials ; and

(d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

"Indebtedness" means all ofthe following:

(a) all indebtedness for borrowed money (whether by loan or the issuance and sale ofdebt securities);

(b) that portion ofobligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP;

(c) acceptances, bonds, indentures, notes payable, and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;

(d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument;

(e) all indebtedness secured by any lien on any property or asset owned or held by Borrower regardless of whether the indebtedness secured thereby shall have been assumed by Borrower or is nonrecourse to the credit ofBorrower;

(f) contingent obligations to the extent such obligations are no longer contingent but become absolute and remain unpaid;

(g) all obligations, contingent or otherwise, relative to the face amount ofany letter ofcredit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products;

(h) any unfunded obligation of Borrower or any of its subsidiaries to a Multiemployer Plan required to be accrued by GAAP; and

(i) obligations of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower), any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

"Insolvency Proceeding" means any case, proceeding, or matter commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Instrument" has the meaning given in the Code, as such definition may be amended from time to time, which defines an Instrument as a negotiable instrument or any other writing that evidences a right to payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment. Instrument shall include but not be limited to promissory notes.

"Inventory" means all present and future inventory, as defined in the Code, as such definition may be amended from time to time, in which Borrower has any interest and wherever located, and shall include but not be limited to, goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

"Inventory Appraisal Fee" shall have the meaning set forth in Section 2.2.13 hereof.

"Inventory Borrowing Base" has the meaning set forth in the definition of Borrowing Base.

"Investment Property" has the meaning given in the Code, as such definition may be amended from time to time, which defines Investment Property as securities, security accounts, commodity contracts, or commodity accounts.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations there under.

"Lender" has the meaning set forth in the preamble to this Agreement.

"Lender Expenses" includes without limitation all of the following:

(a) reasonable costs or expenses (including without limitation taxes, photocopying, notarization, telecommunication, insurance premiums, and postage) paid by Lender;

(b) reasonable costs and expenses required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Lender;

(c) documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals) and search fees assessed, paid, or incurred by Lender in connection with Lender's transactions with Borrower;

(d) costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise);

(e) charges paid or incurred by Lender resulting from the dishonor of checks; costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral or any portion thereof, irrespective of whether a sale is consummated;

(f) reasonable costs and expenses paid or incurred by Lender in examining Borrower's Books;

(g) reasonable legal fees and expenses paid or incurred by Lender in connection with the due diligence, negotiation and preparation of this Agreement, the Loan Documents executed in connection herewith and other documents now and in the future (whether for legal services and expenses from outside counselor from in house counsel); and

(h) costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents and adjusting or settling disputes and claims with Account Debtors with respect to the Accounts; and Lender's reasonable attorneys' fees and expenses (whether for legal services incurred by and expenses from outside counsel and/or from in-house counsel and staff) incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys' fees and expenses incurred in such adjusted or settled disputes and claims, and in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any Guarantor of the Obligations , irrespective of whether suit is brought). The attorneys' fees incurred by Lender in any Insolvency Proceeding shall include, without limitation, those incurred in connection with debtor-in-possession financing, motions for relief from automatic stay, and actions to determine dischargeability, and defending, or concerning the Loan Documents.

"Letter of Credit Rights" has the meaning given in the Code, as such definition may be amended from time to time, which defines Letter of Credit Rights as a right to payment or performance under a letter of credit, whether or not beneficiary has demanded or is at the time entitled to demand payment or performance.

"Loan Documents" means collectively, this Agreement, the Term Loan Documents, the Guaranty, and all notes, other guarantees , security agreements, subordination agreements , and other agreements , documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement or otherwise , as the same now exist or may hereafter be amended , modified , supplemented, extended, renewed, restated or replaced.

"Loan Fee" has the meaning given in Section 2.2.9 hereof.

"Material Adverse Change" means a material adverse change in anyone or more of the following: (a) Borrower's, any subsidiary's, or any Guarantor's assets, operations, business, or financial condition, or business or financial or financial prospects; (b) Borrower 's ability to pay and perform the Obligations when due; (c) any property in which Lender holds a Security Interest; (d) the perfection or priority of any such Security Interest; or (e) Lender's rights and remedies under any Loan Documents.

"Maximum Account Advance" means Five Million and 00/100 Dollars ($5,000,000.00).

"Maximum Amount" means Five Million and 00/100 Dollars ($5,000,000.00).

"Maximum Inventory Advance" means the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or fifty percent (50%) of the NR Borrowing Base.

"Minimum Monthly Interest Payment" has the meaning given in Section 2.2.3 hereof.

"Net Face Amount" means, with respect to an Account, the gross face amount of such Account less all trade discounts or other deductions to which the Account Debtor is entitled.

"Obligations" means (a) the due and punctual payment of all amounts due or to become due under this Agreement; (b) the performance of all obligations of Borrower under the Loan Documents; and (c) all present and future obligations owing by Borrower to Lender whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Borrower is a debtor, (each, a "Insolvency Proceeding"), including but not limited to Lender Expenses and any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations; and all principal, interest, fees, charges, Lender Expenses, attorneys' fees and accountants' fees chargeable to Borrower or incurred by Lender in connection with the Loan Documents . Except to the extent otherwise provided, this Agreement does not secure any obligation described above which is secured by a consensual lien on real property.

"Obligor" means Borrower and all Guarantors.

"Old Lender" means Marquette Commercial Finance.

"Overadvance" means the amount by which the Obligations exceed the Allowable Amount.

"Payment Intangibles" means a General Intangible under which the Account Debtor's principal obligation is a monetary obligation.

"Permitted Indebtedness" means all of the following:

(a) Indebtedness evidenced by this Agreement or the Loan Documents;

(b) amounts owing under licenses in the ordinary course of Borrower's business, so long as the licensor (if a third party other than Borrower) has entered into an agreement in form and content reasonably satisfactory to Lender ;

(c) subordinated debt that is subject to a subordination agreement in favor of Lender in form and content reasonably satisfactory to Lender; and

(d) the Indebtedness set forth in the latest financial statements of Borrower submitted to Lender on or prior to the Closing Date or secured by Permitted Liens or refinancings, renewals, or extensions of the foregoing, provided: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower; (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended; (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended; and (iv) that to the extent that the Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing of the Indebtedness must be at least as favorable to Lender as those applicable to the refinanced Indebtedness;

"Permitted Liens" means all of the following:

(a) liens and Security Interests held by Lender or agreed to by Lender in the Term Loan Documents;

(b) liens for unpaid taxes of Borrower that are not yet due and payable;

(c) liens and Security Interests granted against Equipment disclosed in writing by Borrower to Lender and consented to by Lender in writing;

(d) purchase money Security Interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under this Agreement, and provided that the Security Interest or lien only secures the purchase price of the asset;

(e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto ; and

(f) obligations and duties as lessee under any lease existing on the date of this Agreement.

"Permitted Protest" shall mean a protest taken by Borrower in good faith with respect to disputed taxes for which a bond has been posted by Borrower in the amount of disputed taxes that have not been paid.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, limited liability companies, limited liability partnerships, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Post Office Box" has the meaning given in Section 3.7.2 hereof.

"Premises" means all of the locations of Borrower consisting of its Chief Executive Office , any and all other offices or locations and any and all Warehouses.

"Prepayment" has the meaning given in Section 6.3 hereof.

"Prepayment Fee" means the fee described in Section 6.3 hereof.

"Prime Accounts" means those Accounts of Borrower that meet all of the following criteria:

(a) are acceptable to Lender in the exercise of its reasonable discretion;

(b) are creditworthy as determined by Lender in its reasonable discretion based on the facts and circumstances presented, including payment history, turn, PAYDEX rating and other data;

(c) have been validly assigned as Collateral to Lender, giving Lender a first priority Security Interest therein and in all proceeds thereof;

(d) as of the date of determining whether an Account is "prime" or not, no invoice is more than sixty

(60) days past due or remains uncollected more than ninety (90) days from the date of such invoice ;

(e) strictly comply with all Borrower's warranties and representations to Lender;

(f) have been created by absolute sales of Borrower's merchandise or services;

(g) are genuine , bona fide and collectible;

(h) Borrower will have good, unencumbered and absolute title to Collateral free of all third party claims;

(i) are not subject to any dispute, right of offset, counterclaim, or right of cancellation or return;

(j) all property giving rise to such Accounts will have been delivered from Borrower's Premises to, and unconditionally accepted by, each Account Debtor;

(k) Borrower has performed all things required of Borrower by the terms of all agreements or purchase orders giving rise to such Accounts;

(l) are due and unconditionally payable on terms ofthirty (30) days or less, or on such other terms (as may be acceptable to Lender) which are expressly set forth on the face of all invoices, copies of which shall be delivered to Lender, and no account will then be past due;

(m) are not Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by which the payment by the Account Debtor may be conditional;

(n) are not Accounts with respect to which the Account Debtor is an officer, employee, partner, joint venturer or agent of Borrower;

(o) are not Accounts with respect to which the Account Debtor is a resident ofa country other than the United States of America;

(p) are not Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality ofthe United States of America;

(q) are not Accounts with respect to which the Account Debtor is any state of the United States of America or any city, county, town, municipality or division thereof;

(r) are not Accounts with respect to which the Account Debtor disputes liability or makes any claim, or have any defense, crossclaim, counterclaim or offset;

(s) are not Accounts with respect to which any Insolvency Proceeding is filed by or against the Account Debtor, or if an Account Debtor becomes insolvent, fails or goes out of business;

(t) are not Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

(u) are not Accounts which in the aggregate from one Account Debtor constitutes twenty-five percent (25%) oftotal Accounts, but the portion not in excess ofsuch percentage may be deemed Prime Accounts; and

(v) are not Accounts from anyone Account Debtor of which twenty-five percent (25%) is ninety (90) days old or older.

"Prime Rate" means the variable rate of interest announced as the "prime" rate in the Western Edition of the Wall Street Journal which is in effect from time to time ; provided that the Prime Rate shall at all times be deemed to be not less than six and one half percent (6.50%) per annum (the "Deemed Prime Rate").

"RCRA" has the meaning given in the definition of Environmental Laws.

"Real Property Collateral" means that or those certain item(s) of real property pledged by Borrower and/or Guarantor respectively, pursuant to this Agreement and the Loan Documents.

"Renewal Term" shall have the meaning given in Section 6.1.

“Report of Assignment" means the form with which invoices are transmitted to Lender.

"Security Interest(s)" means any present or future lien, charge, mortgage, pledge, assignment, or other encumbrance, or security interest in any asset, whether created or arising voluntarily, involuntarily or by operation of law.

"Software" has the meaning given in the Code, which defines Software as a computer program and any supporting information provided in connection with a transaction relating to the program.

"Solvent" means that a Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time , represents the amount that reasonably can be expected to become an actual or matured liability.

"Supporting Obligations" has the meaning given in the Code, as such definition may be amended from time to time, which defines a Supporting Obligation as a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or a Financial Asset, including without limitation, Investment Property,

"Term Loan" means the loan extended by Lender to Borrower pursuant to the Term Loan Documents described in Section 25.16 hereof, if applicable.

"Term Loan Documents" means those documents described in Section 25.16 hereof, if any, and all amendments and renewals thereof.

"Termination Notice" has the meaning given in Section 6.1 hereof.

"Trade Fixtures" means equipment and furnishings that are used in Borrower's business or operations which become affixed to the Premises, but which can be removed without causing undue damage to such Premises.

"UCC" has the meaning given in the definition of Code.

"Voidable Transfer" has the meaning given in Section 25.12 hereof.

"Warehouse" means that or those warehouse(s) located at 28355 Witherspoon Pkwy, Valencia, California 91355 (the "P3 Warehouse"); 6960 Eastgate Blvd., Lebanon, TN 37020 (the "National Fulfillment Warehouse-East");345 W. Victoria St., Rancho Dominquez, CA 90220 (the "National Fulfillment Warehouse West") 7850 Reffner Ave., Van Nuys, CA 91406 (the "Moulton Logistics Management Warehouse"), 12215 Holly St., Riverside, CA 92509 (Precise Distribution), and 2585 Azurite Circle, Newbury Park, CA 91320 (Cosmetic Technologies) .

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

1.3. Code. All other terms contained in this Agreement, which are not specifically defined herein, shall have the meanings provided in the Code to the extent the same are used herein.

1.4. Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5. Authenticated Documents.  Any reference herein to a "writing", a "written document", or an executed document shall also mean an "Authenticated" writing or document or "Authentication" unless Lender shall otherwise require an original writing.

1.6. Addenda; Schedules and Exhibits. All of the addenda, schedules, and exhibits attached to this Agreement shall be deemed incorporated herein by reference as though set forth in full herein.

2. Loan and Terms of Payment.

2.1. Revolving Advances Against Accounts and Inventory.

2.1.1. Advances Not to Exceed Borrowing Base. Subject to the terms and conditions of this Agreement, from the Closing Date until the termination of this Agreement, Lender shall, from time to time, at the request of Borrower, make advances (each, an "Advance" and collectively, the "Advances") to Borrower so long as, before and after such Advance, the Obligations do not exceed the Allowable Amount.

2.1.2. Advances to be Drawn First Against AIR Borrowing Base; Inventory Advances Due Upon Payment in Full of AIR Advances if no Intent to Have Further Advances Against Accounts. Borrower shall draw all available funds under the AIR Borrowing Base prior to drawing any available funds under the Inventory Borrowing Base. At such time as amounts advanced against Accounts under this Agreement have been paid in full, with (a) no further intention on the part of Lender to make further Advances against Accounts; and/or (b) no further intention on the part of Borrower to obtain any further Advances against Accounts, amounts advanced against Inventory under this Agreement shall also be due, owing, and payable in full. Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.1.3. Reduction of Advance Rates. Lender may, in its reasonable discretion, from time to time, upon not less than five (5) days' prior notice to Borrower, reduce the Borrowing Base to the extent that Lender determines in good faith that: (a) the Dilution Rate with respect to the Accounts for any period (based on the ratio of

(l) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels; (b) the general creditworthiness of Account Debtors has declined; (c) the number of days of the turnover of the Inventory for any period has changed in any material respect; (d) the liquidation value of the Eligible Inventory, or any category thereof, has decreased; or (e) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the Borrowing Base, Lender may consider events, conditions, contingencies, or risks that are also considered in determining Prime Accounts or Eligible Inventory.

2.1.4. Authorization for Advances. Subject to the terms and conditions of this Agreement, Lender is authorized to make Advances (a) upon telephonic, facsimile or other instructions received from anyone purporting to be an Authorized Officer of Borrower; or (b) at the sole reasonable discretion of Lender, and notwithstanding any other provision in this Agreement, if necessary to meet any Obligations, including but not limited to any interest not paid when due. Notwithstanding anything to the contrary contained herein, Lender shall not be obligated to make an Advance if, before or as a result thereof, the Obligations shall exceed the Allowable Amount.

2.1.5. Establish Deposit Account; Provide Control Agreement. Borrower agrees to establish and maintain a single designated Deposit Account for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to such designated Deposit Account. Borrower agrees to provide Lender with a control agreement in form and substance acceptable to Lender, signed by the bank or financial institution at which the Deposit Account is located. If Borrower's bank or financial institution refuses to or does not cooperate in executing such control agreement, Borrower shall move its account to a financial institution willing to execute a control agreement.

2.2. Interest: Rates, Payments. Fees, and Calculations.

2.2.1. Interest Rates.

(a) On Advances Against Accounts. All Advances against Accounts hereunder shall bear interest, on the Average Daily Balance, at a per annum rate of Two percent (2.00%) in excess of (I) the Prime Rate; or (2) the Deemed Prime Rate, whichever is higher.

(b) On Advances Against Inventory. All Advances against Inventory hereunder shall bear interest, on the Average Daily Balance, at a per annum rate of Two percent (2.00%) in excess of (I) the Prime Rate; or (2) the Deemed Prime Rate, whichever is higher.

2.2.2. Cumulative Minimum Annual Interest Payment. Interest payable under this Agreement, on a cumulative annual basis, shall not be less than ----------N/A----------and 00/100 Dollars ($----------N/A---------) (the "Cumulative Minimum Annual Interest Payment").

2.2.3. Minimum Monthly Interest Payment. Interest together with the Administrative Fee payable under this Agreement on a monthly basis, shall not be less than Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) (the "Minimum Monthly Interest Payment").

2.2.4. Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to an additional three percent (3.00%) per annum in excess of the applicable interest rate as set forth in Section 2.2.1 (the "Default Rate"). Lender's failure to assess interest at the Default Rate as provided hereunder shall not be deemed a waiver by Lender to charge such Default Rate. Lender reserves the right, and Borrower hereby acknowledges that Lender may, recalculate interest at the Default Rate.

2.2.5. Interest Payments. Subject to Section 2.2.4, interest on the Obligations shall be payable monthly, in arrears, shall be computed at the applicable interest rate as set forth in Section 2.2.1, and shall be due on the last day of each month following the accrual thereof. Interest shall be payable commencing on the first (lS!) day of the month following the Closing Date. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

2.2.6. Calculation of Interest. All interest charged hereunder shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Notwithstanding anything to the contrary contained herein, any interest rate calculated hereunder shall be rounded up to the closest one-quarter of one percent (1/4 of I%), with no adjustments made for rate changes of less than one-quarter of one percent (1/4 of 1%). Lender shall, for the purpose of the computation of interest due hereunder, add the Clearance Days to any payments by check, which is acknowledged by the parties to constitute an integral aspect of the pricing of Lender's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Lender. Should any check not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly.

2.2.7. Computation upon Change in Prime Rate. In the event the Prime Rate changes, the applicable interest rate hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Prime Rate.

2.2.8. Principal Payments. Commencing on ----------N/A----------and continuing on the first (1st) day of every month through ----------N/A----------, Borrower shall make equal monthly principal payments in the sum of ----------N/A---------Dollars ($---------N/A---------), which shall be used to pay down Advances against Inventory.

2.2.9. Loan Fee. At the time of funding hereof, annually (every twelve (12) months) thereafter, and while any Obligations remain outstanding to Lender, Borrower agrees to pay Lender a loan fee equal to One percent (1.00%) of the Maximum Amount (the "Loan Fee").

2.2.10. Administrative Fee. While any Obligations remain outstanding to Lender, on or before the first (1st) day of each month, Borrower agrees to pay Lender an administrative fee equal to See Addendum A percentage points (See Addendum A%) per month of the Average Daily Balance during the preceding month (the "Administrative Fee").

2.2.11. Deposits for Lender Expenses. Borrower shall pay to Lender the Lender Expenses incurred by Lender in connection with the negotiation and preparation of this Agreement and the Loan Documents. In connection therewith, the following applies with respect to Deposits for such Lender Expenses:

(a)

 Lender has received a deposit in the amount of Seven Thousand and 00/100 Dollars ($7,000.00) (the "Good Faith Deposit") to be applied against such Lender Expenses consisting of out of pocket costs. Any unpaid portion of the Good Faith Deposit shall be due and payable at the funding hereof. In the event that such Lender Expenses are less than the Good Faith Deposit, any such excess amount will be applied to the Loan Fee and then to Administrative Fee, or if the Loan Fee and Administrative Fee have been paid in full, such excess amount shall be refunded to Borrower; and

(b)

 Lender has received a documentation fee/legal deposit in the amount of Seven Thousand and 00/100 Dollars ($7,000.00) to be applied against Lender Expenses consisting of document preparation and legal fees and costs, (the "Documentation Fee/Legal Deposit"). Any unpaid portion of the Documentation Fee/Legal Deposit shall be due and payable at the funding hereof.

2.2.12. Audit Fees. Borrower shall pay to Lender on demand semi-annual Audit Fees of Seven Hundred Fifty and 00/100 Dollars ($750.00) each, plus actual out of pocket costs related to each audit.

2.2.13. Inventory Appraisal Fee. Borrower shall pay to Lender on demand an annual Inventory Appraisal Fee not to exceed the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) per year, for any year in which (a) funds are available to Borrower under the Inventory Borrowing Base; or (b) funds that have been advanced under the Maximum Inventory Amount are owing and payable to Lender.

3. Payment of Advances.

3.1. Delivery to Lender. Borrower shall remit to Lender all payments received by Borrower on Accounts pledged to Lender. Borrower shall pay, on demand, (a) the Net Face Amount of all Delinquent Accounts; or (b) the Net Face Amount of Accounts more than sixty (60) days past due. Borrower shall pay the entire unpaid balance of the Obligations immediately upon (a) the occurrence of an Event of Default; or (b) in the case of termination, as set forth in Section 6.1, whether by notice, lapse of time or otherwise, whichever occurs first.

3.2. Application of Payments. Payments received shall be applied first against fees and Lender Expenses, if any, then against interest and then against principal. To the extent Borrower uses Advances under this Agreement to purchase any Collateral, Borrower's repayment of the Advances shall apply on a "first-in-first-out" basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order in which Borrower purchased the Collateral.

3.3 Clearance Days. Payments made by check or any other means, including wire transfer, ACH transfer, credit card receipts shall be deemed to be made three (-3-) Business Days after receipt by Lender and shall be subject to clearance of funds (the "Clearance Days").

3.4. Overadvances. In the event of an Overadvance, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of the Overadvance.

3.5. Payment of Obligations. Notwithstanding anything to the contrary contained in this Agreement, no payment received by Lender shall constitute payment thereof unless and until final payment thereof has been received.

3.6. Statements of Obligations. Lender shall render statements to Borrower of the Obligations, including principal, interest, fees, and an itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within thirty (30) days after the quarter end following receipt thereof by Borrower, Borrower shall have delivered to Lender by registered or certified mail at its address specified herein, written objection thereto describing the error or errors contained in any such statements.

3.7. Notification of Accounts. Lender and Borrower have agreed to the terms set forth below with respect to notification of Accounts.

3.7.1. Right of Lender to Notify Accounts. Lender may, at any time, (a) after the occurrence and during the continuance of an Event of Default; or (b) as necessary in Lender's sole discretion in light of the facts and circumstances, to prevent prejudice to Lender irrespective of whether an Event of Default has occurred or is continuing, without notice to or the assent of Borrower: (1) notify any Account Debtor that the underlying Account has been assigned to Lender by Borrower and that payment thereof is to be made to the order of and directly and solely to Lender; and (2) send, or cause to be sent by its designee, written or telephonic requests (which may identify the sender by a pseudonym) for verification of any Account directly to the appropriate Account Debtor or any bailee with respect thereto. At Lender's request, all invoices and statements sent to any Account Debtor or any bailee shall state that the relevant Account has been assigned to Lender and that any payments in respect thereof are payable directly and solely to Lender.

3.7.2. Collateral Account. Borrower shall direct, at Borrower's expense and in the manner requested by Lender from time to time, that remittances and all other collections and proceeds of Accounts and other Collateral be (a) deposited into a lock box account (the "Collateral Account") maintained in Lender's name as set forth in Exhibit A; or (b) sent to Lender or a post office box (the "Post Office Box") designated by or in the name of Lender, or in the name of Borrower, but as to which access is limited solely to Lender also as set forth in Exhibit A. In connection with the Collateral Account, Borrower shall execute such lockbox agreement as Lender shall require. Borrower shall maintain with Lender, and Borrower hereby grants to Lender a Security Interest in, the Deposit Account representing the Collateral Account, over which Borrower shall have no control and into which the proceeds of all Collateral shall be deposited immediately upon their receipt.

3.7.3. Collateral Control Account. Lender may, on occasion, agree to permit Borrower to maintain a Deposit Account in addition to the Collateral Account (the "Collateral Control Account"), provided (a) Lender has received a control agreement in form and substance acceptable to Lender, which is fully executed by the financial institution where such account is located; and (b) such account is a blocked account to which only Lender may have access. A description of said Collateral Control Account is set forth in Exhibit A hereto.

3.7.4. Procedure Regarding Mail Delivered to the Post Office Box. All mail delivered to the Post Office Box shall be opened by Lender, checks contained therein shall be endorsed by Lender, and all such items shall be deposited by Lender into the Collateral Account.

3.7.5. Wire Transfers. Borrower shall direct all Account Debtors on Accounts that make payments by electronic transfer of funds to wire such funds directly to the Collateral Account.

3.7.6. Monies Held in Trust. Borrower shall hold in trust for Lender all amounts Borrower may receive in payment of or relating to any Accounts despite directions to make payment to the Post Office Box or the Collateral Account, and immediately deliver such payments to Lender in their original form as received, with proper endorsements. Borrower and all of its Affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts, or any other payment relating to and/or proceeds of Accounts or other Collateral which come into Borrower's possession, control, and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Collateral Account, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower shall continue to remit such payments to Lender until such time as Borrower's Obligations have been paid in full.

3.7.7. Authorization. Notwithstanding any other provision of this Agreement, Borrower irrevocably authorizes Lender to transfer into the Collateral Account any funds in payment of or relating to the Accounts that have been deposited into other deposit accounts with Lender or that Lender has otherwise received.

3.7.8. Lender's Right to Items in Collateral Account. Lender shall have all right, title and interest in all of the items contained from time to time in the Collateral Account andtheir proceeds.

3.7.9. Lender Has Sole Control Over Account. Neither Borrower, nor any Person or entity claiming through Borrower shall have any right in or control over the use of, or any right to withdraw any amount from the Collateral Account that shall be under Lender's sole control. Unless the instruments so deposited in the Collateral Account are dishonored, or unless Lender shall in Lender's discretion have remitted the amount thereof to Borrower, Lender shall credit the amount thereof against Borrower's Obligations to Lender.

3.7.10. Lender Authorization.

(a) Borrower hereby irrevocably authorizes Lender and any designee of Lender, at Borrower's sole expense, to exercise at any time in Lender's or such designee's reasonable discretion all or any of the following powers as attorney in fact of Borrower until all of the Obligations have been paid in full:

(1) in the ordinary course of business as a lender, receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender or Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof (whether checks or other forms of payment are (a) in the name of Borrower; (b) any other name under which it now does business or does business in the future; or (c) in the names of its products now or in the future, and Borrower additionally agrees not to make any protest of any kind against Lender for negotiating such checks or other items described herein);

(2) after the occurrence and during the continuance of an Event of Default, take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral;

(3) after the occurrence and during the continuance of an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Borrower by such Account Debtor), without affecting any of the Obligations;

(4) execute in the name of Borrower and file against Borrower in favor of Lender financing statements or amendments with respect to the Collateral;

(5) pay any sums necessary to discharge any lien or encumbrance that is senior to Lender's Security Interest in the Collateral, which sums shall be included as Obligations hereunder;

(6) at any time, irrespective of whether an Event of Default has occurred, without notice to or the assent of Borrower, notify any Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Lender by Borrower and that payment thereof is to be made to the order of and directly and solely to Lender;

(7) after the occurrence and during the continuance of an Event of Default, change the address for delivery of mail to Borrower and to receive and open mail addressed to Borrower;

(8) send requests for verification of Accounts;

(9) after the occurrence and during the continuance of an Event of Default, to make, settle, and adjust all claims under Borrower 's policies of insurance and make all determinations and decisions with respect to such policies of insurance;

(10) after the occurrence and during the continuance of an Event of Default, to settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Lender determines to be reasonable;

(11) Lender may cause to be executed and delivered any documents and releases which Lender reasonably determines to be necessary in order to protect its interest as Lender; and

(12) after the occurrence and during the continuance of an Event of Default, qualify Borrower to do business in any state if Borrower shall fail to do so following request by Lender.

(b) After the occurrence and during the continuance of an Event of Default, Borrower authorizes Lender to accept, indorse and deposit on behalf of Borrower any checks tendered by an Account Debtor "in full payment" of its obligation to Borrower. Borrower shall not assert against Lender any claim arising therefrom, irrespective of whether such action by Lender affects an accord and satisfaction of Borrower's claims, under §3-311 of the Code, or otherwise.

(c) BORROWER HEREBY RELEASES AND EXCULPATES LENDER, LENDER'S OFFICERS, EMPLOYEES, AGENTS, DESIGNEES, ATTORNEYS, AND ACCOUNTANTS FROM ANY AND ALL LIABILITY ARISING FROM ANY ACTS UNDER THIS AGREEMENT OR RELATED TO THIS AGREEMENT IN ANY MANNER OR IN FURTHERANCE THEREOF, WHETHER OF OMISSION OR COMMISSION, AND WHETHER BASED UPON ANY ERROR OF JUDGMENT OR MISTAKE OF LAW OR FACT AND WHETHER BASED UPON ANY LEGAL THEORY, INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS, EXCEPT FOR LIABILITY DIRECTLY CAUSED BY LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL LENDER HAVE ANY LIABILITY TO BORROWER FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

(d) Borrower acknowledges and agrees that Lender may from time to time at its reasonable discretion run such further credit reports and other reports as it may deem necessary to continue to keep itself apprised regarding the continued financial condition of Borrower during the term of the Loan and hereby authorizes Lender to run such credit and other reports from time to time as Lender deems appropriate.

4.  Audits.  Lender shall have the right to conduct audits of Borrower's Accounts, Inventory, and Borrower's Books on a semi-annual basis during the term of this Agreement. Lender agrees to give Borrower reasonable advance notice of such audit provided that no Event of Default shall have occurred or reasonably be suspected by Lender to have occurred. In the event of an actual or potential Event of Default, no advance notice of any audit shall be required. The cost of each audit shall be paid by Borrower, which cost per audit shall not exceed the sum set forth in Section 2.2.12. Borrower shall pay such cost within five(5)Business Days of receipt of invoice and if such cost is not paid by such date, Lender may charge such cost against the Obligations at such time or if not charged at such time, upon termination. In addition, upon the occurrence of an Event of Default, Lender may conduct such additional audits as it deems appropriate, also at Borrower's cost, but not subject to any limitation contained in Section 2.2.12.

4.1. Delivery of Collateral. At such times as Lender may request and in the manner specified by Lender, Borrower shall deliver to Lender or Lender's representative original invoices, agreements, proof of rendition of services and delivery of goods and other documents evidencing or relating to the transactions which gave rise to any of the Collateral, together with customer statements, schedules describing the proceeds or statements of account and confirmatory assignments to Lender of the proceeds in form and substance satisfactory to Lender and duly executed by Borrower. Without limiting the provisions of any other section of this Agreement, Borrower will promptly notify Lender, in writing, of Borrower's granting of credits, discounts, allowances, deductions, return authorizations or the like with respect to any proceeds. In no event shall any such schedule or confirmatory assignment (or the absence thereof or omission of any proceeds there from) limit or in any way be construed as a waiver, limitation, or modification of the liens or  rights of Lender or the warranties, representations, and covenants of Borrower under this Agreement. Inaddition,intheeventthatanyCollateral,includingproceeds,isevidencedby or consists of Chattel Paper, Documents, Instruments, or Financial Assets, including without limitation, Investment Property, Borrower shall, immediately upon written request there for from Lender, endorse and assign such Chattel Paper, Documents, Instruments, or Financial Assets, including without limitation, Investment Property over to Lender and deliver actual physical possession of such Chattel Paper, Documents, Instruments, or Financial Assets, including without limitation, Investment Property to Lender with, if applicable, stock powers in blank executed by Borrower.

5. Conditions Precedent to Advances.

5.1. Conditions Precedent to Initial Advance. The obligation of Lender to make the initial Advance is subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the conditions set forth below on or before the Closing Date.

5.1.1.  Lien in First Position. Lender shall be satisfied that its lien against the Collateral is a first priority perfected Security Interest.

5.1.2. UCC Search. Lender shall have received searches with results reflecting the filing of its financing statements and fixture filings.

5.1.3. Loan Documents Contemplated Hereby. Lender shall have received all of the Loan Documents, duly executed, and each such document shall be in full force and effect.

5.1.4. Authorization. Lender shall have received such certificate of authorization, corporate resolution, unanimous written consent, or other writing as Lender deems appropriate under the circumstances, duly executed by the secretary, general partner, managing member, or other appropriate representative of Borrower, authorizing the execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing one or more specific officers, general partners, managing members, or other persons to execute and deliver same to Lender.

5.1.5. Bylaws, etc. Lender shall have received copies of Borrower 's By-laws and Articles, Certificate of Incorporation, Articles of Organization, Partnership Agreement, Trust Agreement, or Operating Agreement all duly certified as appropriate, as amended, modified, or supplemented to the Closing Date.

5.1.6. Certificate from State of Delaware. See Addendum A

5.1.7. Certificates from States Other than Delaware. See Addendum A

5.1.8. Insurance Policies and Endorsements. Lender shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as further described in Section 9 hereof, as are required hereby, the form and substance of which shall be satisfactory to Lender and its counsel.

5.1.9. Certificates of Title. Lender shall have received duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates oftitle, if any.

5.1.10. Evidence of Payment of Taxes. Lender shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject ofa Permitted Protest.

5.1.11. Subordination Agreements. Lender shall have received subordination agreements in form satisfactory to Lender from all parties that Lender shall require.

5.1.12. Guaranty. Lender shall have received the duly executed Guaranty from Guarantor, and if Guarantor is not an individual, a duly executed Security Agreement All-Assets, and Guarantor shall have executed the Acknowledgment and Agreement by Guarantor set forth at the end of this Agreement.

5.l.13. Payment of All Fees and Lender Expenses. All fees and Lender Expenses required to be paid in connection with this Agreement shall have been paid.

5.l.l4. Deed of Trust From Guarantor. Lender shall have received the Deed of Trust for the Real Property Collateral commonly known as ----------N/A----------, which secures the obligations of Guarantor under the Guaranty and which shall be in ----------N/A---------(----------N/A---------) priority against such Real Property Collateral.

5.1.15. Bailment Agreements; Waiver and Consents by Real Property Owner(s); Sales of Premises; Changes in Premises/Warehouses. Borrower shall execute and deliver, or cause to be executed and delivered to Lender such agreements, documents, and instruments in form and substance acceptable to Lender, as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at the Premises/Warehouse, including without limitation, UCC-I Financing Statements, Waivers and Consents by Real Property Owner(s), and/or bailment agreements. In the event that Borrower becomes aware of the pending or potential sale of the Premises, Borrower shall give Lender not less than thirty (30) days' notice of the sale or potential sale of the Premises by the owner thereof, whether the Premises are owned or leased by Borrower, so that Lender may obtain an executed Waiver and Consent from the new owner prior to title to the Premises having been transferred to the new owner ofthe Premises. The Inventory and Equipment shall not, at any time now or hereafter, be stored with a bailee, warehouseman, or similar party without Lender's prior written consent. Additionally, Borrower shall not open any new locations, whether a new office or other operating facility or a new Warehouse, unless Borrower (a) gives Lender thirty (30) days' prior written notice of the intended opening of any such new location; and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments in form and substance acceptable to Lender, as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including without limitation, UCC-l Financing Statements, Waiver and Consent by Real Property Owner(s), and/or bailment agreements.

5.1.16. Pre-Funding Audit. Lender shall have performed a pre-funding audit of Borrower's Accounts and Inventory, with results satisfactory to Lender.

5.1.17. Key Person Life Insurance. Lender shall have received an assignment of Borrower's interest in the key person insurance on the life of ----------N/A----------in the amount of ----------N/A----------and 00/100 Dollars ($----------N/A----------).

5.1.18. Assignment of Insurance Claims. Lender shall have received an assignment of Borrower's claim against its insurance company in the sum of approximately ----------N/A----------and 00/100 Dollars ($---------N/A-------).

5.1.19. Payment to Old Lender; Termination of Old Lender's Security Interest. Old Lender shall have been paid in full and Old Lender's Security Interest in any assets of Borrower and all Collateral shall have been terminated.

5.1.20. Control Agreements. Borrower shall execute, or cause to be executed, and Lender shall have received such control agreements, in form and substance satisfactory to Lender and its counsel, regarding Deposit Accounts, Investment Property, or such other Collateral as Lender may require.

5.1.21. Other Documents and Legal Matters. All other documents in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender and its counsel, including without limitation a Report of Assignment of Invoices and all procedural requirements, whether pursuant to a procedure manual or otherwise, shall have been met.

5.1.22. Payment of Deposits. All required Deposits shall have been paid to Lender, including the Good Faith Deposit and the Documentation Fee/Legal Deposit.

5.2. Conditions Precedent to All Advances. The items set forth below shall be conditions precedent to all Advances hereunder and under the Loan Documents.

5.2.1. Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

5.2.2. No Event of Default. No Event of Default or event that with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such Advance, nor shall either result from the making ofthe Advance.

5.2.3. No Injunction, etc. No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such Advance shall have been issued and remain in force by any governmental authority against Borrower, Lender, or any Affiliate.

5.2.4. Procedural Requirements. Borrower shall have submitted a Report of Assignment and followed such other procedures as Lender may require pursuant to a procedure manual or otherwise.

6. Basic Term; Termination; Prepayment Fee.

6.1. Basic Term. This Agreement will be effective upon the Closing Date, will continue in full force and effect for twelve (12) months thereafter (the "Basic Term"), and shall be further automatically extended, for successive periods equal to the term of the Basic Term (each, a "Renewal Term"), unless Borrower shall have given the Lender written notice of its intention to terminate (a "Termination Notice") at least thirty (30) days prior to the anniversary of each Basic Term anniversary, whereupon this Agreement shall terminate as of the date fixed in the Termination Notice. Notwithstanding any contrary provisions herein, Lender reserves the right to terminate this Agreement at its sole reasonable discretion upon giving thirty (30) days' prior written notice to Borrower pursuant to provisions of Section 15 hereof.

6.2. Termination; Payments Due upon Termination. Upon termination of this Agreement whether pursuant to Section 6 or due to the occurrence of an Event of Default pursuant to Section 11 , Borrower shall pay the Obligations to Lender.

6.3. Prepayment Fee. If the Obligations are prepaid in full on a final basis prior to the end of the Basic Term or any Renewal Term, a "Prepayment" shall be deemed to have occurred. To the extent such Prepayment shall have occurred, Borrower shall pay to Lender a sum equal to the amount of (a) the Cumulative Minimum Annual Interest Payment less interest paid during the Basic Term or any Renewal Term; or (b) an amount equal to the Minimum Monthly Interest Payment times the number of months remaining in the Basic Term or Renewal Term, as applicable (the "Prepayment Fee"). In addition, Borrower shall also pay any prepayment penalties provided for in the Term Loan Documents or any other agreement with Lender. A Prepayment may be deemed to have occurred regardless of whether such payment or other reduction (1) is voluntary or involuntary; (2) is occasioned by Lender's acceleration of the Obligations or demand hereunder; (3) is made by Borrower or other third party, including Guarantor; (4) results from Lender's receipt or collection of proceeds of its Collateral, including insurance proceeds and condemnation awards; (5) results from Lender's exercise of its right of setoff; and/or (6) is made during an Insolvency Proceeding, or is made pursuant to any plan of reorganization or liquidation.

6.4. Acceleration of Other Obligations upon Termination of this Agreement. Upon termination of this Agreement whether pursuant to Section 6 or due to the occurrence of a Material Event of Default pursuant to Section II , the Obligations owed under the Term Loan Documents or any other Loan Documents shall be accelerated and shall be due, owing and payable in full at such time, including without limitation, all Lender Expenses.

6.5. Rights upon Termination. No termination of this Agreement shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, including without limitation the obligation to continue to tum over sales information and invoices, and Lender's continuing Security Interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Lender's obligation to provide Advances hereunder is terminated .

7. Creation of Security Interest.

7.1. Grant of Security Interest. In order to secure the payment and performance in full of all of the Obligations, Borrower hereby grants to Lender a continuing Security Interest in the Collateral.

7.2. Express Authority of Lender to Execute UCC Financing Statement(s). Notwithstanding any provision hereof, Lender is hereby expressly authorized to execute and file on behalf of Borrower, UCC Financing Statement(s), including but not limited to corrections, amendments, and modifications thereof, including, without limitation, the use of an abbreviated description of Collateral such as "All Assets of the Borrower" on any and all of the foregoing.

7.3. Delivery of Additional Documentation Required. At any time upon the reasonable request of Lender, Borrower shall hereby authorize the preparation and filing by Lender and/or shall execute and deliver to Lender all financing statements, continuation financing statements, control agreements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of Accounts, letters of authority, and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue the perfection of Lender's Security Interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the Loan Documents.

8. Representations. Warranties and Covenants.

8.1. Borrower's Representations, Warranties, and Covenants. So long as Borrower is indebted to Lender, Borrower warrants, represents, and agrees that except as disclosed in the Disclosure Schedule attached as Addendum B and consented thereto by Lender, the statements set forth herein are true and correct and shall remain until such time as Borrower notifies Lender to the contrary. Borrower shall immediately advise Lender if it learns that any such fact, figure, or representation is untrue in any material respect."

8.1.1. Borrower Sole Owner of Collateral: Personal Property: First Priority Security Interest. All Collateral is (a) solely owned by Borrower; (b) shall remain personal property at all times except to the extent granted in connection with the pledge of Real Property Collateral; and (c) all Security Interests against any Collateral given or caused to be given by Borrower to Lender are and will be first priority Security Interests thereon (except insofar as Borrower has notified Lender to the contrary in writing and Lender has consented to such prior Security Interest by a third party).

8.1.2. No Other Liens. Borrower has good and indefeasible title to the Collateral and the Collateral is free and clear of all liens, encumbrances, Security Interests, and adverse claims or restrictions on transfer or pledge except: (a) Permitted Liens; (b) as disclosed in Addendum B; and (c) all such liens, encumbrances, Security Interests, and adverse claims that have either previously or concurrently herewith, been consented to in writing by Lender.

8.1.3. Condition of Collateral; No Transfer of Collateral. The Collateral (a) is kept in good condition and repair subject to normal wear and tear; (b) is not subject to waste; and (c) will not (except for sales of Inventory in the ordinary course of business) be sold, transferred , assigned or removed from the Premises/Warehouse without first obtaining Lender's prior written consent, which consent shall not be unreasonably withheld.

8.1.4. Facts, Figures and Representations True and Correct. All facts, figures, and representations given, or caused to be given, by Borrower to Lender in connection with the value of the Collateral or regarding each Advance or Account or pertaining to anything done under this Agreement shall to the best of Borrower's knowledge after reasonable inquiry, be true and correct as of the date given and if Borrower subsequently learns that any such facts, figures, or representations are materially or intentionally false, Borrower shall promptly so advise Lender.

8.1.5. Books and Records. Borrower 's Books and records (a) fully and accurately reflect all of Borrower's assets and liabilities (absolute and contingent); (b) are kept in the ordinary course of business; and (c) are in accordance with GAAP (subject, in the case of internally prepared interim financial statements, to normal recurring year-end adjustments ,the effect of which will not, individually or in the aggregate, be materially adverse).

8.1.6. Fair Market Value of Collateral. The fair market value of the Collateral is, and shall at all times be, not less than the value carried on Borrower 's financial statements (less normal depreciation caused by ordinary wear and tear) and as represented to Lender.

8.1.7. Taxes. All taxes of any governmental or taxing authority due or payable by, or imposed or assessed against Borrower, have been paid and shall be paid in full before delinquency.

8.1.8. No Actions, Litigation, etc. Except as disclosed in writing by Borrower to Lender as reflected on the Disclosure Schedule attached hereto as Addendum B, (a) there are no actions or proceedings pending by or against Borrower or Guarantor before any court or administrative agency; and (b) Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any Guarantor of the Obligations, except for (1) ongoing collection matters in which Borrower is the plaintiff; and (2) matters arising after the date hereof that, if decided adversely to Borrower or Guarantor, would not (i)materially impair the prospect of repayment of the Obligations; or

(ii) materially impair the value or priority of Lender's Security Interests in the Collateral.

8.1.9. Legal Power and Authority. Borrower has the legal power and authority to enter into this Agreement and the Loan Documents and to perform and discharge Borrower's Obligations hereunder and under the Loan Documents. The Persons signing this Agreement and the Loan Documents on behalf of Borrower are authorized to do so.

8.l.l0. Payments on Accounts. Every payment falling due on Accounts assigned to Lender will be duly paid and received by Lender on or before the earlier of (a) ninety (90) days from the date of each invoice; or

(b) sixty (60) days from the due date of each invoice.

8.1.11. Prime Accounts. All Accounts against which Borrower seeks Advances from Lender are now Prime Accounts and Borrower shall only seek Advances against Accounts if such Accounts are believed by Borrower to be Prime Accounts as defined above.

8.l.l2. Eligible Inventory. All Inventory against which Borrower seeks Advances from Lender is and shall be Eligible Inventory as defined above, and Borrower shall only seek Advances against such Inventory if such Inventory is believed by Borrower to be Eligible Inventory as defined above.

8.1.13. Location of Inventory. Except as permitted herein, the Inventory is not and shall not be stored with a bailee, warehouseman, or similar party (without Lender's prior written consent and the execution by the bailee of a bailment agreement in form and content satisfactory to Lender) and is located and shall be located only at the Premises/Warehouses.

8.1.14. Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

8.l.l5. Location of Chief Executive Office; FEIN; Organizational Number. See Addendum A

8.l.l6. Due Organization and Qualification. Borrower is a duly formed, organized, and existing corporation, limited liability company, limited partnership, general partnership, or other legal entity in good standing, qualified, and licensed to do business in the state of its incorporation or formation and in any other state where the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Change to the business, operations, conditions (financial or otherwise), finances or prospects of Borrower, or on the value of the Collateral to Lender.

8.1.17. Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's By-laws and Articles, Certificate of Incorporation, Articles of Organization, Partnership Agreement, Trust Agreement, or Operating Agreement, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

8.l.l8. Financial Statements Fairly Represent Borrower's Financial Condition; No Material Adverse Change in Financial Condition. All financial statements relating to Borrower or any Guarantor of the Obligations that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (subject, in the case of internally prepared interim financial statements, to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) and fairly present Borrower's (or such Guarantor's, as applicable) financial condition as of the date thereof and Borrower's (or such Guarantor's as applicable) results of operations for the period then ended. There has not been a Material Adverse Change in the financial condition of Borrower (or such Guarantor, as applicable) since the date of the latest financial statements submitted to Lender on or before the Closing Date.

8.1.19. Solvency. No transfer of property is being made by Borrower and no Obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

8.1.20. Environmental Condition. Except as disclosed in writing by Borrower to Lender, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Substances or Hazardous Wastes. None of the Premises of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any Environmental Laws as a disposal site for Hazardous Substances or Hazardous Wastes, or a candidate for closure pursuant to any Environmental Laws. No lien arising under any Environmental Laws has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Substances or Hazardous Wastes into the environment. Borrower is not using and neither Borrower nor to the best of Borrower's knowledge, any prior owner, occupant, or operator of the Premises has used Hazardous Substances or Hazardous Wastes at or upon, or in any way affecting, the Premises in any manner which violates or violated any Environmental Laws if such violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Change with respect to any of the Premises or property of Borrower or to result in a Material Adverse Change.

8.1.21. Filings and Other Actions. Borrower shall timely make all filings and take other actions required under applicable law, including but not limited to applicable securities law.

8.2 Reliance by Lender; Cumulative Representations and Warranties. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each Advance and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Lender.

9. Affirmative Covenants. Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Lender shall otherwise consent in writing, the following statements shall be true and Borrower shall do all ofthe actions set forth below.

9.1. Preserve Good Standing. Borrower shall do all things necessary to preserve its good standing as a limited liability company and corporation under the laws of the states where Borrower is authorized to do business, specifically the state(s) of Delaware, California, and Florida, and under the laws of Delaware, the states of its organization. Further, Borrower shall maintain the states of Delaware as the states in which Borrower is organized or incorporated.

9.2. Preliminary Annual Financial Statements. Borrower shall provide Lender, as soon as possible after the end of each fiscal year of Borrower, and in any event within sixty(60)days thereafter, preliminary yearend financial statements, including but not limited to, the balance sheet and income statement for such year.

9.3. Reviewed Annual Financial Statements. Borrower shall provide Lender, as soon as possible after the end of each fiscal year but in any event within one hundred twenty (120) days of the end of Borrower's fiscal year:

(a) a complete copy of Borrower's financial statements, including but not limited to (1) the management letter, if any; (2) the balance sheet as of the close of the fiscal year; and (3) the income statement for such year, together with a statement of cash flows, reviewed by a firm of independent certified public accountants of recognized standing and acceptable to Lender, or if permitted by Lender in writing, by Borrower;

(b) a statement certified by the chief financial officer of Borrower that Borrower is in compliance with all the terms, conditions, covenants, and warranties of this Agreement; and

(c) a complete copy of all filings required under securities law if Borrower is a publicly traded company.

9.4. Other Financial Statements. No later than thirty (30) days after the close of each month (each, an "Accounting Period"), Borrower shall provide Lender with Borrower's balance sheet as of the close of such Accounting Period and its income statement for that portion of the then current fiscal year through the end of such Accounting Period certified by Borrower's chief financial officer as being complete, correct, and fairly representing its financial condition and results of operations.

9.5. Tax Returns. Borrower shall provide Lender copies of each of Borrower's federal income tax returns, and any amendments thereto and extensions thereof, within one hundred twenty (120) days after the end of Borrower's fiscal year or on such other dates as permitted by law.

9.6. Inventory Product Activity. Borrower shall provide Lender a full, complete, and accurate summary of all Borrower's inventory activity on a monthly basis from Borrower within five (5) Business Days of the end of the prior period and on a monthly basis from any and all public Warehouses within fifteen (15) Business Days of the end of the prior month.

9.7. Monthly Accounts Payable and Accounts Receivable Aging Reports. Borrower shall provide Lender on a monthly basis with a full, complete, and accurate accounts payable and accounts receivable aging reports within ten(10)Business Days of the end of the prior month.

9.8. Accounting System. Borrower shall maintain a standard and modem system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral that contain information as from time to time may be reasonably requested by Lender. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

9.9. Designation of Inventory. Borrower shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver to Lender a written designation of Inventory specifying Borrower's cost and the wholesale market value of Borrower's raw materials, work in process, and finished goods, and further specifying such other information as Lender may reasonably request.

9.10. Taxes. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates and/or payroll and other tax receipts attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all payroll and other tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits.

9.11. Insurance. Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation. Additionally, Borrower shall maintain Workers' Compensation insurance coverage for all employees.

9.12. Lender as Loss Payee. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Lender. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Lender, showing Lender as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least thirty (30) days' prior written notice to Lender before canceling its policy for any reason. Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Lender to be applied on account of the Obligations.

9.13. No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

9.14. Location of Collateral. Inventory, and Equipment. Borrower shall keep the Collateral, including, but not limited to Inventory and Equipment, only at the Premises and any Warehouse at which any Collateral is stored (assuming bailment agreement(s) in form and content satisfactory to Lender have been signed in favor of Lender) in the following state(s) California, Tennessee and Florida (in the singular or the plural, the "Collateral State"); provided, however, that with the prior written consent of Lender, Borrower may change the locations of the Collateral, including Inventory and Equipment after sending written notice to Lender not less than thirty (30) days prior to the date on which the Collateral, including but not limited to Inventory and Equipment is to be moved to such new location, provided (a) such new location is within the continental United States; and (b) at the time of giving such written notification, Borrower authorizes (1) the filing of or provides any financing statements or fixture filings necessary to perfect and continue perfected Lender's Security Interest in such assets; and (2) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its Security Interest in the Collateral, including but not limited to Inventory and Equipment, at such location, with such agreements, documents, and instruments to be in form and substance satisfactory to Lender.

9.15. Control of Collateral. At the request of Lender, Borrower shall cooperate with Lender in obtaining possession of any Collateral, in those instances in which Lender chooses to perfect its Security Interest in such Collateral by possession in addition to the filing of a financing statement. At the request of Lender, Borrower shall cooperate with Lender in obtaining control with respect to Collateral consisting of Deposit Accounts, Financial Assets, including without limitation, Investment Property, Letter of Credit Rights, and Electronic Chattel Paper.

9.16. Commercial Tort Claim. If Borrower should acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a Security Interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

9. I7. Leases. Borrower shall pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a permitted protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Lender shall be entitled, in its reasonable discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the loan available to Borrower.

9.18. Change in Name. Borrower shall give Lender written notice immediately upon forming an intention to change its name, form, or jurisdiction of business organization, but in any event not less than thirty(30) days prior to effecting such change, and Borrower shall not make such change without first inquiring ofLender what actions Lender may require as a result of the contemplated change. Borrower shall take such actions, including but not limited to executing documents, as Lender may reasonably require as a result ofsuch change.

9.19. Inspection. Upon reasonable advance notice by Lender to Borrower, Borrower shall permit Lender or any representatives thereof, during usual business hours, without notice to Borrower, to periodically: (a) have access to all Premises/Warehouses where any Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Borrower's Books; (b) permit Lender or its designees to inspect, audit, make copies of, and make extracts from Borrower's Books as Lender may request. No such advance notice shall be required after the occurrence of an Event of Default or if Lender reasonably suspects that an Event of Default may have occurred. Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender at Borrower's expense all financial information, books and records, work papers, management reports and other information in its possession relating to Borrower whether verbally, in writing (by record or authenticated record) or otherwise.

9.20. Employee Retirement Income Security Act. Borrower shall comply with all provisions of the Employee Retirement Income Security Act of 1974, and any successor statute, all as amended from time to time ("ERISA"), including regulations promulgated thereunder and interpretations published regarding same.

9.21. Environmental Issues. Borrower shall comply with the affirmative covenants set forth below with respect to environmental issues.

9.21.1 Borrower shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other communications from the EPA or any other governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with the handling, transporting, transferring, disposal or in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes into the environment resulting in damage to the environment, fish, shellfish, wildlife, biota and any other natural resource;

9.21.2 Borrower shall furnish to Lender promptly and in any event within thirty (30) days after the receipt thereof, a copy of any notice of or other communication concerning the filing of a lien upon, against or in connection with Borrower, the Collateral or Borrower's real property by the EPA or any other governmental agency or instrumentality authorized to file such a lien pursuant to an environmental protection statute in connection with a fund to pay for damages and/or cleanup and/or removal costs arising from the intentional or unintentional action or omission of Borrower resulting from the disposal or in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes into the environment;

9.21.3 Borrower shall furnish to Lender promptly and in any event within thirty (30) days after the receipt thereof, a copy of any notice, directive, letter or other communication from the EPA or any other governmental agency or instrumentality acting under the authority of an Environmental Law indicating that all or any portion of the Borrower's property or assets have been listed and/or that Borrower has been deemed by such agency to be the owner and operator of the facility that has failed to furnish to the EPA or other authorized governmental agency or instrumentality, all the information required by the RCRA, CERCLA or other applicable Environmental Laws; and

9.21.4 Borrower shall furnish to Lender promptly and in no event more than thirty (30) days after the filing thereof with the EPA or other governmental agency or instrumentality authorized as such pursuant to an environmental protection statute, copies of any and all information reports filed with such agency or instrumentality in connection with Borrower's compliance with RCRA, CERCLA, or other applicable Environmental Laws.

9.21.5 Borrower shall require and use its best efforts to ensure compliance by all operators and occupants of the Premises with all applicable Environmental Laws.

9.21.6 Borrower agrees to defend, indemnify, save, and hold Lender and its officers, employees, and agents harmless against all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to discharges or releases of Hazardous Substances or Hazardous Wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous substances or Hazardous

Wastes or the clean-up or other remediation thereof, and all losses (including without limitation attorneys ' fees and legal and other costs and the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff) in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential thereto; provided, however, that no such indemnification shall apply with respect to any liability directly arising out of the gross negligence or willful misconduct on the part of Lender or any of its officers, employees and agents in connection with Hazardous Wastes or Hazardous Substances .

9.22. Reaffirmation and Continuing Nature of Representations, Warranties, and Covenants. The foregoing representations, warranties, and covenants shall be ofa continuing nature and shall survive the termination of this Agreement and full payment and performance of the Obligations . They shall also be deemed to be repeated whenever Borrower makes a request for an Advance.

10. Negative Covenants. Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment and performance of the Obligations, Borrower will not do any of the following or take any of the actions set forth herein , without Lender's prior written consent.

10.1. Returns: Allowances and Credits. Borrower shall not accept any returns or grant any allowances or credits to Account Debtors without notifying Lender at the time any credit is issued. Such notification may be made by way of the submission by Borrower of its usual reports to Lender in the event of returns, allowances, or credits provided they are (a) in the ordinary course of Borrower's business; and (b) not in material amounts.

10.2. Credit Limit. Borrower shall not borrow any funds from any third party in an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000) without Lender's prior written consent, which consent shall not be unreasonably denied. The foregoing credit limit shall not include (a) accounts payable owed by Borrower to its trade debt in the ordinary course of Borrower's business; (b) Permitted Indebtedness; or (iii) debt secured by Permitted Liens.

10.3. Indebtedness. Except as permitted by Section 10.2, Borrower shall not create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness except Permitted Indebtedness.

10.4. Liens. Borrower shall not create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of the Collateral or its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits there from except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced and provided that the replacement liens secure only those assets or property that secured the original Indebtedness).

10.5. Restrictions on Fundamental Changes. Borrower shall not enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself(or suffer any liquidation or dissolution),or convey, sell, assign, lease, license, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

10.6. Extraordinary Transactions and Disposal of Assets. Borrower shall not enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, license, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted) except as permitted by this Agreement or the Loan Documents. Nothing herein shall prohibit Borrower from disposing of worthless or obsolete assets from time to time in the ordinary course of Borrower's business provided that (a) Borrower shall notify Lender prior to doing so if Borrower is disposing of assets valued at or having a cost greater than Ten Thousand and 00/100 Dollars ($10,000.00); and (b) Lender shall receive all of the proceeds from any sale of such worthless or obsolete assets.

10.7. Change Name. Borrower shall not change Borrower's name, Federal Employer Identification Number, business structure, or identity, or add any new fictitious name. To that effect, Borrower shall not do business under any name other than Adsouth Marketing, LLC, Borrower's correct legal name, unless Borrower has provided to Lender evidence that it has taken such legal steps required with respect to fictitious or assumed names under the applicable laws of the jurisdictions in which Borrower is located and/or does business. Lender has received acceptable documentation indicating that Borrower will be doing business under the following additional name(s): ----------N/A---------

10.8. Guarantee. Borrower shall not guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Lender.

10.9. Restructure. Borrower shall not make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

10.10. Consignments. Borrower shall not consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

10.11. Distributions. Borrower shall not make any distribution or declare or pay any dividends (whether in cash or stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

10.12. Accounting Methods. Borrower shall not modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement, and agrees that Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

10.13. Investments. Borrower shall not directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, or capital contribution to, any Person.

10.14. Transactions With Affiliates. Borrower shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

10.15. Suspension. Borrower shall not suspend or go out of a substantial portion of its business.

10.16. Use of Proceeds. Borrower shall not use the proceeds of the Advances made hereunder for any purpose other than to, on the Closing Date, repay in full the outstanding principal , accrued interest, and accrued fees and/or expenses owing the Old Lender, and to pay transactional Lender Expenses incurred in connection with this Agreement. Thereafter, Borrower shall use the proceeds of the Advances made hereunder for any purpose consistent with the terms and conditions hereof, for its lawful and permitted business purpose, but subject to the terms and conditions of this Agreement.

10.17. Change in Location of Premises/Warehouse: Collateral and Third Party Control. Borrower covenants and agrees that it will not, without thirty (30) days' prior written notification to Lender, relocate its Premises to a new location or add or change any Warehouses. Further, Borrower agrees that at the time of such written notification, Borrower shall provide Lender any financing statements or fixture filings necessary to perfect and continue Lender's perfected Security Interests in the Collateral and authorize Lender to file same. In addition, Borrower agrees that it will not at any time store the Collateral with any bailee or warehouseman or in a third party owned facility without prior execution of a bailment agreement between Lender and bailee or a waiver and consent by landlord, each in form and substance satisfactory to Lender.

10.18. Hazardous Substances or Hazardous Waste. Borrower shall not permit the Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, produce, or process Hazardous Substances or Hazardous Wastes, except in compliance with all applicable Environmental Laws.

10.19. Management.  If Borrower's CEO, CFO or Controller should no longer be employed or should die or become disabled such that such officer would not be able to continue to act in its capacity as an officer, (a "Material Management Change"), Borrower shall (a) so notify Lender within five (5) Business Days of such Material Management Change ; and (b) shall replace such CEO, CFO or Controller with a satisfactory acting CEO, CFO or Controller within six (6) weeks of the Material Management Change .

11. Events Of Default. Anyone or more of the events set forth below shall constitute a "Material Event of Default" under this Agreement and the Loan Documents.

11.1. Failure to Pay. Borrower or any Obligor fails to pay when due and payable or when declared due and payable, any portion of the Obligation whether of principal, interest, (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting the Obligation.

11.2. Failure to Perform. Borrower or any Obligor fails or neglects to perform, keep, or observe any material term, provision, condition, covenant, or agreement contained in this Agreement, any of the Loan Documents, or in any other present or future agreement between Borrower and Lender.

11.3. Material Adverse Change. A Material Adverse Change has occurred without being cured.

11.4. Writ. Any of Borrower's or any Obligor's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person.

11.5. Insolvency Proceeding. An Insolvency Proceeding is commenced by or against Borrower or any Obligor without being dismissed in sixty (60) days; provided, however, that upon the filing of an Insolvency Proceeding by or against Borrower, Lender shall have no obligation to advance funds to Borrower and may seek relief from stay or to prohibit use of cash collateral or such other protection as Lender deems reasonably necessary under the circumstances without being dismissed in sixty (60) days; provided , however, that Lender may take such immediate actions permitted under the law that Lender believes are required under the circumstances to prevent or avoid prejudice to Lender, including but not limited to seeking court orders granting relief from the automatic stay or prohibiting the use of cash collateral, and Lender shall not be required to continue to made advances under the Agreement absent a stipulation on terms and conditions satisfactory to Lender and approved by the bankruptcy court.

11.6. Injunction Against Doing Business. Borrower or any Obligor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

11.7. Notice of Lien or Levy. (a) A notice of lien, levy, or assessment is filed of record with respect to any of Borrower's or any Obligor's properties or assets by the government of the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency; or (b) any taxes or debts owing at any time hereafter to anyone or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower’s properties or assets and the same is not paid on the payment date thereof.

11.8. Judgment Lien. A judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Obligor's properties or assets.

11.9. Default in Third Party Agreements. Borrower or any Obligor defaults in any material agreement to which Borrower or any Obligor is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's or any Obligor's obligations there under, which default would have a material negative effect on Borrower's or any Obligor's business in Lender's reasonable business judgment.

11.10. Prohibited Payment on Subordination Agreement. Borrower makes any payment on account of Indebtedness that has been subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness.

11.11. Misstatement or Misrepresentation. Any material or intentional misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Lender by Borrower or any Obligor or any officer, employee, agent, or director of Borrower or any Obligor, or any such warranty or representation is withdrawn.

11.12. Limitation or Termination of Guaranties, validity agreements. etc. (a) The obligation of any Guarantor or other third Person under the Guaranty , validity agreement, or any of the other Loan Documents is limited or terminated by operation of law or by the Guarantor or other third Person there under; (b) any such Guarantor or other third Person becomes the subject of an Insolvency Proceeding; or (c) the termination, lapse, or ineffectiveness of any UCC Financing Statement filed in connection with or related to any collateral pledged in support of the Guaranty.

11.13. Prospect of Payment Materially Impaired. Lender shall believe that the prospect of (a) payment of the Loans; or (b) the performance of any of Borrower's material Obligations is materially impaired.

11.14. Termination, Lapse. or Ineffectiveness of UCC Filing. The termination, lapse of, or ineffectiveness of any DCC Financing Statement filed in connection with or related to any Collateral granted pursuant to this Agreement or any of the other Loan Documents.

11.15. Violation of any Environmental Law. (a) The failure by Borrower to comply with each, every and all of the requirements of RCRA, CERCLA or any other applicable Environmental Law on Borrower's property ; (b) the receipt by Borrower of a notice from the EPA or any other governmental agency or instrumentality acting under the authority of any Environmental Law, indicating that a lien has been filed against any of the Collateral, or any of Borrower's other property by the EPA or any other governmental agency or instrumentality in connection with a fund as a result of damage arising from an intentional or unintentional action or omission by Borrower resulting from the disposal, releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes into the environment; and (c) any other event or condition exists which might, in the opinion of Lender, under applicable environmental protection statutes, have a material adverse effect on the financial or operational condition of Borrower or the value of all or any material part of the Collateral or other property of Borrower.

11.16. Failure to Obtain a Waiver and Consent from Owner or Bailment Agreement After Change in Premises/Warehouses. If Lender shall not be not provided with a waiver and consent from the owner of the Premises or a bailment agreement from the owner or operator of any new Warehouse following a change in (a) the location of Borrower’s Premises or Warehouse; or (ii) the ownership of the Premises.

1I.I7. Fraud, Defalcation or Conversion. If Borrower shall have engaged in any fraud, defalcation or conversion.

11.18. Failure to Cure a Breach or Default After Notice. Any breach or default under this Agreement, the Loan Documents or any other present or future agreement between Borrower and Lender shall become a Material Event of Default if Borrower has not cured said breach or default within the time period specified by Lender in its sole reasonable discretion in any notice of default, which time period shall depend upon the facts and circumstances then in effect.

12. Lender's Rights and Remedies. Borrower and Lender have agreed to the terms set forth below with respect to the rights and remedies of Lender.

12.1. Rights and Remedies. Upon the occurrence, and during the continuation, of a Material Event of Default, Lender may, at its election, without notice of its election and without demand, do anyone or more of the actions set forth below, all of which are authorized by Borrower.

12.1.1. Accelerate Obligations. Lender may declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower.

12.1.2. Cease Advancing Money. Lender may cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, the Loan Documents, or any other agreement between Borrower and Lender.

12.1.3. Terminate This Agreement. Lender may terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights and Security Interests in the Collateral and without affecting the Obligations.

12.1.4. Settle or Adjust Disputes. Lender may settle or adjust disputes and claims directly with Account Debtors to the Accounts for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower's loan account with only the net amounts received by Lender in payment of such disputed Accounts, after deducting all Lender Expenses incurred or expended in connection therewith.

12.1.5. Returned Inventory. Lender may cause Borrower to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as being the Collateral of Lender.

12.1.6. Make Payment: Do Acts. Lender may, without notice to or demand upon Borrower, Guarantor, or other guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its Security Interests in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender to enter the Premises/Warehouse where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Lender's determination appears to conflict with its Security Interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned Premises, Borrower hereby grants Lender a license to enter into possession of such Premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender's rights or remedies provided herein or in any of the other Loan Documents, at law, in equity, or otherwise.

12.1.7. Setoff. Lender may, without notice to Borrower (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of an Obligation (within the meaning of Sections 9620 and 9621 of the Code), set off and apply to the Obligations any and all (a) balances and deposits of Borrower held by Lender (including any amounts received in the Collateral Account); or (b) the Obligations at any time owing to or for the credit or the account of Borrower held by Lender.

12.1.8. Hold Monies. Lender may hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received in the Collateral Account and Collateral Control Account, to secure the full and final repayment of all of the Obligations.

12.1.9. Deal with Collateral. Lender may collect, ship, reclaim, recover, store, finish, maintain, repair, dispose of, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit.

12.1.10. Sell Collateral. Lender may sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's Premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale.

12.1.11. Notice of Disposition of Collateral. Lender shall give notice of the disposition of the Collateral as follows:

(a) Lender shall give Borrower and each holder of a Security Interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

(b) the notice shall be personally delivered or mailed, postage prepaid, to Borrower at the address set forth herein, giving such notice as may be reasonable under the circumstance of (1) the date fixed for the sale; or (2) before the date on or after which the private sale or other disposition is to be made; except that no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower, Guarantor, or secured creditors reflected in a VCC search claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Lender or as is reflected in such VCC search as the case may be; and

(c) if the sale is to be a public sale, Lender shall also give notice of the time and place by publishing a notice one (1) time giving such notice as may be reasonable under the circumstance before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held.

12.1.12. Credit Bid. Lender may credit bid and purchase any and all of the Collateral at any public sale.

12.1.13. Deficiency; Excess. Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately to Lender by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.

12.2. Remedies Cumulative. Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all Collateral for any credit accommodation from Lender under this Agreement or any other Loan Document and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies   Lender in connection with each of the Loan Documents or as accorded by Lender, may be reasonably exercised at any time by Lender and from time to time after the occurrence of a Material Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

13. Taxes and Lender Expenses. If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Lender determines in its good faith reasonable business judgment that such failure by Borrower could have a Material Adverse Change with respect to Lender's interests in the Collateral , in its reasonable discretion and without prior notice except as provided in the Loan Documents , Lender may do any or all of the following: set up such reserves in Borrower's loan account and comply with any condition as Lender reasonably deems necessary to protect Lender from the exposure created by such failure; qualify Borrower in any state to collect Accounts ; or obtain and maintain insurance policies of the type described herein, and take any action with respect to such policies as Lender reasonably deems prudent. Any such amounts paid by Lender shall be at Borrower's expense and shall constitute Lender Expenses. Any such payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, Security Interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing. Such Lender's Expenses may be charged to Borrower's account and if not charged or paid prior to such time, shall be charged upon termination.

Unless Borrower provides Lender with evidence of the insurance coverage as required by this Agreement, Lender may purchase such insurance at Borrower's expense to protect Lender's interest. This insurance may, but need not, also protect Borrower's interest. If any Collateral becomes damaged, the insurance coverage that Lender purchases may not pay any claim Borrower makes or any claim made against Borrower. Borrower may later cancel this coverage after providing evidence that Borrower has obtained property coverage elsewhere.

Borrower is responsible for the cost of any insurance purchased by Lender, which shall constitute a Lender Expense. The cost obtaining of this insurance may be added to Borrower's loan balance. If the cost is added to Borrower's loan balance, the Rate will apply to this added amount. The effective date of coverage may be the date on which Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage.

The insurance coverage that Lender purchases may be considerably more expensive than the insurance coverage that Borrower could obtain and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

14. Waivers: Indemnification.

14.1. Waivers of Demand, Protest. etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of Accounts, Documents, Instruments, Chattel Paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

14.2. No Liability of Lender Re: Collateral. Lender shall not in any way or manner be liable or responsible for the safekeeping of the Collateral ; any loss or damage thereto occurring or arising in any manner or fashion from any cause; any diminution in the value thereof; or any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

14.3. Indemnification. Borrower agrees to defend, indemnify, save, and hold Lender and Lender's officers, employees, shareholders, directors, attorneys, and agents harmless against all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any of the other Loan Documents; and all losses (including attorneys' fees and legal and other costs and the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff) in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any of the other Loan Documents ; provided , however , that no such indemnification shall apply with respect to any liability directly arising out of the gross negligence or willful misconduct on the part of Lender or any of Lender's officers, employees, shareholders, directors, attorneys, and agents.

14.4. No Liability for Failure to Make Advances. Borrower agrees Lender shall not be liable or responsible for any failure to make Advances (a) if in Lender's reasonable discretion Lender believes Borrower is not entitled to receive such Advances; (b) due to any accounting or administrative errors made by Lender provided that such errors are not in bad faith; or (c) due to any other failure by Lender unless the same arises directly from Lender's gross negligence or willful misconduct.

14.5. Best Efforts by Lender to Give Notice of Default. Lender agrees to give Borrower prompt written notice of any default or Event of Default or alleged default by Borrower promptly after Lender has made the determination that it intends to exercise its rights and remedies as Lender; provided, however, that there shall be no obligation on the part of Lender to give any notice in the event of any fraud, defalcation, or conversion on the part of Borrower.

15. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any of the other Loan Documents shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by overnight mail, registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Lender, as the case may be, at its address set forth below:

If to Borrower:	Adsouth Marketing, LLC, WORLDWIDE EXCELLENCE, INC., Pet Vac,
LLC, TRAMP-O -LEAN, LLC, YOUTH FACTOR BEAUTY CARE, LLC,
and LEGACY FORMULAS, LLC.
16000 Ventura Blvd., Suite 301, Encino, California 91436
Attn:	Nancy Duitch, CEO
Telephone No.:	818-926-4900
Facsimile No.:	818-926-4885

If to Lender: BFI Business Finance

1655 The Alameda, San Jose, California 95126 Attn: David Drogos, President Telephone No.: (408) 288-4010 Facsimile No.: (408) 288-4018/ (408) 283-4867

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section, other than notices by Lender in connection with Sections 9610, 9611, 9615, 9617, 9618, 9620, 9621, or 9624 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Lender in connection with the foregoing described sections of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

16. Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of California, without giving effect to conflicts of law principles.

17. Venue. The parties agree that all actions or proceedings arising in connection with this Agreement and/or the Loan Documents shall be tried and litigated only in the State and Federal courts located in the County of Santa Clara, State of California or, at the sole option of Lender, in any other court in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. Each of Borrower and Lender waives, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this section.

18. JURY TRIAL WAIVER. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES ' AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, f the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery that shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California CodeofCivilProcedure§644(a). Nothing in this paragraph shall limit the right of any party at anytime to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

19. Destruction of Borrower's Documents. All documents, schedules, invoices, agings, or other papers delivered to Lender, other than Borrower's Books or Collateral, may be destroyed or otherwise disposed of by

Lender four (4) months after they are delivered to or received by Lender, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

20. Revocation of Borrower's Right to Sell Inventory Free and Clear of Lender's Security Interest. Lender may, upon the occurrence of an Event of Default, revoke Borrower's right to sell Inventory free and clear of Lender's Security Interest therein.

21. Third Party Debt. If Borrower owes money to any third party which is also a borrower or other obligor of Lender (the "Third Party Debtor"), Lender may at its option to protect the interests of Lender, advance sums to Borrower under the Agreement and pay directly to the Third Party Debtor the amount of the obligation owed by Borrower to the Third Party Debtor.

22. Disclaimer for Negligence. Lender shall not be liable for any claims, demands, losses or damages made, claimed or suffered by Borrower, except such as may arise through or could be caused directly by Lender's gross negligence or willful misconduct.

23. Limitation of Damages. Lender shall not be responsible for any lost profits of indirect, special, or consequential damages from Borrower arising from any breach of contract, tort (excluding Lender’s gross negligence or willful misconduct), or any other wrong arising from the establishment, administration, or collection of the Obligations. In no event shall Lender be liable for losses or delays resulting from computer malfunction , interruption of communication facilities, labor difficulties or other causes beyond Lender's reasonable control or for indirect, special or consequential damages.

24. Multiple Borrowers. If there is more than one Borrower as of the Closing Date or thereafter, the following provisions shall apply:

24.1. Each Borrower hereby waives its rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to any Borrower by reason of Sections 2787 to 2855, inclusive of the California Civil Code.

24.2. Each Borrower waives all rights and defenses it may have if any agreement with Lender is secured by real property. This means, among other things: (a) Lender may collect from any Borrower without first foreclosing on any real or personal property Collateral pledged by Borrower; and (b) if Lender forecloses on any Real Property Collateral pledged by any Borrower: (I) the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price; and (2) Lender may collect from any Borrower even if Lender, by foreclosing on the Real Property Collateral, has destroyed any right any Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses any Borrower may have because Borrower's debt is secured by Real Property Collateral. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

24.3. Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a no judicial foreclosure with respect to security for a guaranteed obligation, has destroyed any Borrower's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise, and each Borrower further waives any and all benefits or defenses, if any, arising directly or indirectly under anyone or more of Sections 3116, 3118, 3119,3419,3605,9504,9610,9611,9615,9617,9618, 9620,9621,9624,9625, or9627 of the Code.

24.4. Each Borrower hereby agrees that it is jointly and severally, directly, and primarily liable to Bank for payment and performance in full of all duties, obligations, and liabilities under this Agreement and each other document, instrument, and agreement entered into by any Borrower with or in favor of Lender in connection herewith, and that such liability is independent of the duties, obligations, and liabilities of any other Borrower or any Guarantor of the Obligations, as applicable. Each reference herein to Borrower shall mean each and every Borrower that is a party hereto, individually and collectively, jointly and severally.

25. General Provisions.

25.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Lender, with the acknowledgment and agreement portion executed by each Guarantor.

25.2. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the heirs,executors,administrators,legalrepresentatives,successorsandassigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without the prior written consent of Lender, any prohibited assignment shall be void ab initio. Lender reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, Lender's rights and benefits under each ofthe Loan Documents executed herewith or hereafter. In connection therewith , Lender may disclose all documents and information that Lender now has or may hereafter acquire relating to any credit extended by Lender to Borrower, Borrower or its business, any Obligor or the business of any Obligor, or any Collateral.

25.3. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

25.4. Interpretation. This Agreement, all the Loan Documents, and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. The parties waive the provisions of California Civil Code §1654.

25.5. Severability of Provisions. In the event anyone or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25.6. Amendments in Writing. Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

25.7 . Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder or under any of the other Loan Documents shall impair any right, power, or remedy which Lender may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Lender of any breach or default by Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Lender hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Lender would otherwise have . Any waiver, permit, consent, or approval by Lender of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

25.8. Survival. All representations, warranties, and agreements herein contained shall be effective so long as any portion of this Agreement remains executory.

25.9. Continuing Obligations. No termination of this Agreement or the other Loan Documents shall relieve or discharge Borrower of its respective duties, obligations and covenants until all Borrower's Obligations under this Agreement and the other Loan Documents have been fully and finally discharged and paid, and Lender' s continuing Security Interest in the Collateral and the rights and remedies of Lender hereunder, under the other Loan Documents and applicable law and procedures established by Lender in connection with its lending operations from time to time, whether pursuant to a procedure manual or otherwise, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

25.10. Further Assurances.Borrower shall execute such other and further documents and instruments as Lender may reasonably request to implement the provisions of this Agreement and to perfect and protect the Security Interests and other rights and remedies of Lender contemplated by the Loan Documents or granted hereafter.

25.11. Counterparts: Telefacsimile Execution. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

25.12. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer by either or both of such parties to Lender of any property of either or both ofsuch parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (individually or collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of Lender related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

25.13. Supplementary Terms. The terms and conditions of the Loan Documents shall supplement the terms hereof, except to the extent otherwise specifically provided herein.

25.14. Integration. This Agreement, together with the Loan Documents, embodies the entire agreement and understanding among and between the parties hereto, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Lender or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

25.15. Conflict With Other Agreements. Unless otherwise expressly stated in any other agreement between Lender and Borrower, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

25.16. Term Loan Documents Executed Concurrently Herewith, If Any. Concurrently with the execution of this Agreement, Borrower may be executing an Equipment Security Agreement or other applicable security agreement and a Secured Promissory Note (the "Term Loan") and related documents (collectively, the "Term Loan Documents").

26. Cross Collateral. Any Collateral pledged to Lender to secure any obligation of Borrower shall also secure any other obligation of Borrower to Lender except that any Real Property Collateral pledged to secure any obligation of Borrower shall only secure any other obligation of Borrower if Lender specifically so agrees in writing.

27. Cross-Payment: Right to Reserve. Lender may, in its reasonable discretion, make Advances under one loan to make any payments due from Borrower to Lender under any other loan. Lender may also, in its sole reasonable discretion, reserve under one loan for amounts due under any other loan.

28. Cross-Defaults. An Event of Default under this Agreement shall be an Event ofDefault under each of the Loan Documents, and vice versa.

This Agreement is subject to the terms and conditions set forth in Addendum A attached hereto and made a part hereof. There may be disclosures made by Borrower to Lender set forth on Addendum B attached hereto and incorporated by reference herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement (Accounts Receivable & Inventory Line of Credit) to be executed as of the date first set forth above.

Adsouth Marketing, LLC
By: Vertical Branding, Inc.
a Delaware corporation as Manager
By:
Nancy Duitch
Title: Chief Executive Officer

WORLDWIDE EXCELLENCE, INC.
a Delaware corporation
By:
Nancy Duitch
Title: Chief Executive Officer

Pet Vac, LLC
By: WORLDWIDE EXCELLENCE, INC.
a Delaware corporation as Manager
By:
Nancy Duitch
Title: Chief Executive Officer

TRAMP-O-LEAN, LLC
By: WORLDWIDE EXCELLENCE, INC.
a Delaware corporation as Manager
By:
Nancy Duitch
Title: Chief Executive Officer

YOUTH FACTOR BEAUTY CARE, LLC
By: WORLDWIDE EXCELLENCE, INC.
a Delaware corporation as Manager
Nancy Duitch
Title: Chief Executive Officer

LEGACY FORMULAS, LLC
By: WORLDWIDE EXCELLENCE, INC.
a Delaware corporation as Manager
By:
Nancy Duitch
Title: Chief Executive Officer

BFI BUSINESS FINANCE
By:
David Drogos
Title: President

ACKNOWLEDGMENT AND AGREEMENT BY GUARANTOR(S)

The Guarantor or Guarantors hereby acknowledge the terms and conditions of the forgoing Loan and Security Agreement (Accounts Receivable and Inventory Line of Credit) and agree to terms thereof, and further agree to be bound by such terms, including, but not limited to, the terms regarding choice of law and venue and the waiver of the right to a jury trial.

Vertical Branding, Inc., Guarantor
/s/ Nancy Duitch
By: Nancy Duitch
Title: Chief Executive Officer

Addendum A to Loan and Security Agreement

(Supplemental Terms)

Pursuant to this Addendum A to Loan and Security Agreement (this "Addendum"), the foregoing Loan and Security Agreement (the "Agreement") by and between BFI Business Finance ("Lender") and Adsouth Marketing, LLC, a Delaware limited liability company, WORLDWIDE EXCELLENCE, a Delaware corporation, Pet Vac, LLC, a California limited liability company, TRAMP-O-LEAN, LLC, a California limited liability company, YOUTH FACTOR BEAUTY CARE, LLC, a California limited liability company, and LEGACY FORMULAS, LLC, a California limited liability company, (individually and collectively, "Borrower") is hereby amended and/or supplemented by the following disclosures, terms, and conditions:

DEFINITIONS

29. The definition of "Borrower's Credit Policy" shall mean Borrower's policy of providing credit only to customers having a Triple A rating by Standard & Poors.

30. The definition of "Chief Executive Office" is hereby deleted and replaced with the following:

"Chief Executive Office" means Borrower's sole place of business (if it has only one), chief executive office (if it has more than one place of business) or residence (if an individual) which is located at 16000 Ventura Blvd., Suite 301, Encino, California 91436 for each Borrower except for Adsouth Marketing, LLC, which is located at 1515 N. Federal Hwy., Boca Raton, Florida 33432

31. The following definition of "Direct Response Marketing Portion of Borrower's Business" is hereby added to the Agreement:

"Direct Response Marketing Portion of Borrower's Business" means Worldwide Excellence, LLC, Pet Vac, LLC, Tramp-O-Lean, LLC, Youth Factor Beauty Care, LLC and Legacy Formulas, LLC."

32. The following provision shall be added as Subsection (j) of the definition of "Eligible Inventory":

"Inventory that is not Inventory used in the Direct Response Marketing Portion of Borrower's Business."

33. The following provision is hereby added as Subsection (e) of the definition of "Permitted Indebtedness:

"Indebtedness incurred by Borrower in the ordinary course of Borrower's business such as credit card debt, accrued liabilities owed to professionals and service providers, provided it is not more than thirty (0) days' past due."

34. Subsection (l) of the definition of "Prime Accounts" is hereby deleted in its entirety and replaced with the following Subsection (l):

"are due and unconditionally payable on terms of sixty (60) days or less, or on such other terms (as may be acceptable to Lender) which are expressly set forth on the face of all invoices, copies of which shall be delivered to Lender, and no account will then be past due;"

35. Subsection (u) of the definition of "Prime Accounts" is hereby deleted in its entirety and replaced with the following:

"are not Accounts which in the aggregate from one Account Debtor constitutes twenty-five percent (25%) of total Accounts, but the portion not in excess of such percentage may be deemed Prime Accounts; provided, however, that such limitation shall not apply to (a) the Accounts of WAL-MART STORES, INC., which may constitute thirty-five percent (35%) of the Accounts of Borrower; and (b) such other Account, which may constitute such other percentage of Borrower's Accounts as Lender may agree on a case by case basis in its sole reasonable discretion."

Addendum A to Loan and Security Agreement

(Supplemental Terms)

36. Subsection (v) of the definition of "Prime Accounts" is hereby deleted in its entirety and replaced with the following:

"are not Accounts from anyone Account Debtor of which twenty-five percent (25%) is ninety (90) days old or older; provided, however, that with respect to the Accounts of Bed, Bath & Beyond, currently in existence as of the date of this Agreement, such restriction shall not apply."

37. The following provision is added as Subsection (w) of the definition of "Prime Accounts":

"are not Accounts of True Ceramic Pro." CONDITIONS PRECEDENT

38. It shall be a condition precedent to any funding hereunder that Lender shall have received a fully executed intercreditor agreement and a fully executed debt subordination agreement from Gottbetter Capital Finance, LLC, each in form and content satisfactory to Lender.

39. It shall be a condition precedent to any Advances against Inventory that Lender shall have received a report and appraisal of Inventory with results satisfactory to Lender.

40. It shall be a condition precedent to any Advances under the Agreement that Lender shall have been provided with information concerning Borrower's intellectual property.

41. It shall be a condition precedent to any funding under the Agreement that Lender shall have received duly executed Validity Agreements from Nancy Duitch, Alan Gerson and Victor Brodsky.

CONDITIONS SUBSEOUENT

42. Within thirty (30) days of the Closing Date as a condition to continued funding under the Agreement and to induce Lender to make any Advances against Inventory, Lender shall have been provided with a fully executed landlord waiver and consent in form and content reasonably satisfactory to Lender for each of its Premises.

43. Within thirty (30) days of the Closing Date, as a condition to continued funding under the Agreement and to induce Lender to make any Advances against Inventory, Lender shall have been provided with a fully executed Bailment Agreement in form and content reasonably satisfactory to Lender for each Warehouse.

44. Within thirty (30) days of the Closing Date, as a condition to continued funding under the Agreement and to induce Lender to make any Advances against Inventory, Lender shall have been provided with fully executed Temporary License Agreements in form and content reasonably satisfactory to Lender in connection with each license agreement to which Borrower is a party.

45. Within fifteen (15) Business Days of the Closing Date, and as a condition to continued funding, any patents, trademarks, copyrights or other intellectual property in the name of Adsouth Partners in the United States Patent and Trademark Office (the "PTO") shall have been assigned to Adsouth Marketing, LLC pursuant to an assignment filed in the PTO.

46. Within thirty (30) days of the Closing Date, and as a condition to continued funding under the Agreement, Lender shall have received a fully executed Intellectual Property Security Agreement from each Borrower with full, accurate and up to date schedules.

Addendum A to Loan and Security Agreement

(Supplemental Terms)

TERMS AND CONDITIONS

47. No Borrower shall transfer or convey any assets or divert any funds to any Affiliate without the prior written consent of Lender except in the ordinary course of Borrower's business.

48. Section 2.1.3 is hereby deleted in its entirety and replaced with the following:

"Lender may, in its reasonable discretion, from time to time, upon not less than five (5) days' prior notice to Borrower, reduce the Borrowing Base to the extent that Lender determines in good faith that: (a) the Dilution Rate with respect to the Accounts for any period (based on the ratio of: (I) the aggregate amount of reductions in Accounts other than as a result of payments in cash; (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels; (b) the general creditworthiness of Account Debtors has declined; (c) the number of days of the turnover of the Inventory for any period has changed in any material respect; (d) the liquidation value of the Eligible Inventory, or any category thereof, has decreased ; or (e) the nature and quality of the Inventory has deteriorated . In determining whether to reduce the Borrowing Base, Lender may consider events, conditions, contingencies, or risks that are also considered in determining Prime Accounts or Eligible Inventory. Notwithstanding the foregoing, Borrower has agreed that a Dilution Rate of four percent (4%) is acceptable."

49. Notwithstanding any contrary provision of Section 2.2.10, a monthly Administrative Fee of One Quarter of one percent (0.25%) per month for each facility (Accounts Receivable and Inventory) calculated on the Average Daily Balance, for borrowing equal to under Two Million Dollars. For borrowing greater than Two Million Dollars and up to Three Million and 00/100 Dollars ($3,000,000.00) , the Administrative Fee shall be reduced to One Hundred and Sixty Seven Thousandth percent (0.167%) per month for each facility calculated on the Average Daily Balance. Furthermore, for borrowing greater than Three Million Dollars and up to Five Million and 00/100 Dollars, ($5,000,000.00) the Administrative Fee shall be reduced to One Hundred and Twenty Five Thousandths percent (0.125%) per month for each facility calculated on the Average Daily Balance. Any adjustments to the monthly Administrative Fee shall be made on the first day of the month immediately following the increase or decrease in the amount of borrowing, as the case may be.

50. Section 3. I shall be deleted in its entirety and replaced with the following Section 3.1:

"Borrower shall remit to Lender all payments received by Borrower on Accounts pledged to Lender except for proceeds of sale of Inventory from the Direct Response Portion of Borrower's Business, which shall only be required to be remitted following the occurrence of an Event of Default and notice by Lender to remit such proceeds. Borrower shall pay, on demand, (a) the Net Face Amount of all Delinquent Accounts; or (b) the Net Face Amount of Accounts more than ninety (90) days past due. Borrower shall pay the entire unpaid balance of the Obligations immediately upon (a) the occurrence of an Event of Default; or (b) in the case of termination, as set forthinSection6.1,whether by notice, lapse of time or otherwise, whichever occurs first."

Addendum A to Loan and Security Agreement (Supplemental Terms)

51. Section 3.3 shall be deleted in its entirety and replaced with the following Section 3.3:

"Payments made by check or any other means, including wire transfer, ACH transfer, credit card receipts shall be deemed to be made three (-3-) Business Days after receipt by Lender and shall be subject to clearance of funds (the "Clearance Days"). Notwithstanding the foregoing, immediate provisional credit against the outstanding balance of the Advances made under the Agreement shall be given upon receipt of such payment.

Addendum A to Loan and Security Agreement

(Supplemental Terms)

52. Section 3.7.1 shall be deleted in its entirety and replaced with the following:

" Lender may, at any time, (a) with the consent of Borrower; (b) after the occurrence and during the continuance of a Material Event of Default; or (c) if Lender deems itself insecure in Lender's sole discretion in light of the facts and circumstances then present, to prevent prejudice to Lender irrespective of whether an Event of Default has occurred or is continuing, without notice to or the assent of Borrower: (1) notify any Account Debtor that the underlying Account has been assigned to Lender by Borrower and that payment thereof is to be made to the order of and directly and solely to Lender; and (2) send, or cause to be sent by its designee, written or telephonic requests (which may identify the sender by a pseudonym) for verification of any Account directly to the appropriate Account Debtor or any bailee with respect thereto. At Lender's request, all invoices and statements sent to any Account Debtor or any bailee shall state that the relevant Account has been assigned to Lender and that any payments in respect thereof are payable directly and solely to Lender. Notwithstanding the foregoing, Lender shall use its best efforts to give notice to Borrower prior to exercising its rights under this Section 3.7.1 unless Lender reasonably believes that by giving such notice would be reasonably expected to cause prejudice to Lender."

53. Section 3.7.2 shall be deleted in its entirety and replaced with the following Section 3.7.2:

" Borrower shall direct, at Borrower's expense and in the manner requested by Lender from time to time, that remittances and all other collections and proceeds of Accounts and other Collateral be (a) deposited into a lock box account (the "Collateral Account") maintained in Lender 's name as set forth in Exhibit A; or (b) sent to Lender or a post office box (the "Post Office Box") designated by or in the name of Lender, or in the name of Borrower, but as to which access is limited solely to Lender also as set forth in Exhibit A. In connection with the Collateral Account, Borrower shall execute such lockbox agreement as Lender shall require. Borrower shall maintain with Lender, and Borrower hereby grants to Lender a Security Interest in, the Deposit Account representing the Collateral Account, over which Borrower shall have no control and into which the proceeds of all Collateral shall be deposited immediately upon their receipt. The foregoing shall not apply to proceeds of the Direct Response Portion of Borrower's Business except as set forth in Section 3.1."

54. Section 3.7.6 shall be deleted in its entirety and replaced with the following Section 3.7.6:

"Borrower shall hold in trust for Lender all amounts Borrower may receive in payment of or relating to any Accounts despite directions to make payment to the Post Office Box or the Collateral Account, and immediately deliver such payments to Lender in their original form as received, with proper endorsements. Borrower and all of its Affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts, or any other payment relating to and/or proceeds of Accounts or other Collateral which come into Borrower's possession, control, and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Collateral Account, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower shall continue to remit such payments to Lender until such time as Borrower's Obligations have been paid in full. The foregoing shall not apply to proceeds of the Direct Response Portion of Borrower's Business except as set forth in Section 3.1."

55. Section 4.1 shall be deleted in its entirety and replaced with the following Section 4.1:

"Upon the occurrence and during the continuance of a Material Event of Default, at such times as Lender may request and in the manner specified by Lender, Borrower shall deliver to Lender or Lender 's representative original invoices, agreements, proof of rendition of services and delivery of goods and other documents evidencing or relating to the transactions which gave rise to any of the Collateral, together with customer statements, schedules describing the proceeds or statements of account and confirmatory assignments to Lender of the proceeds in form and substance satisfactory to Lender and duly executed by Borrower. Without limiting the provisions of any other section of this Agreement, Borrower will promptly notify Lender, in writing, of Borrower's granting of credits, discounts, allowances, deductions, return authorizations or the like with respect to any proceeds. In no event shall any such schedule or confirmatory assignment (or the absence thereof or omission of any proceeds there from) limit or in any way be construed as a waiver, limitation, or modification of the liens or rights of Lender or the warranties,  representations, and covenants of Borrower under this Agreement. In addition, upon the occurrence and during the continuance of a Material Event of Default, in the event that any Collateral, including proceeds, is evidenced by or consists of Chattel Paper, Documents, Instruments, or Financial Assets, including without limitation, Investment Property, Borrower shall, immediately upon written request therefor from Lender, endorse and assign such Chattel Paper, Documents, Instruments, or Financial Assets, including without limitation, Investment Property over to Lender and deliver actual physical possession of such Chattel Paper, Documents, Instruments, or Financial Assets, including without limitation, Investment Property to Lender with, if applicable, stock powers in blank executed by Borrower.

56. Section 5.1.6 is deleted in its entirety and replaced with the following Section 5.16: "Certificate from State of Delaware or California. Lender shall have received a certificate of status, corporate or otherwise, with respect to Borrower dated as of a date acceptable to Lender, by the Secretary of State of Delaware or California, as the case may be, which certificate shall indicate that Borrower is in good standing in such state."

57. Section 5.1.7 is deleted in its entirety and replaced with the following Section 5.17:

"Certificates from States Other than Delaware and California. Lender shall have received certificates of status, corporate or otherwise, with respect to Borrower dated as of a date acceptable to Lender, issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a Material Adverse Change in the financial condition or properties and assets of Borrower, and shall indicate that Borrower is in good standing."

58. Section 6.1 shall be deleted and replaced with the following Section 6.1:

"This Agreement will be effective upon the Closing Date, will continue in full force and effect for twelve (12) months thereafter (the "Basic Term"), and shall be further automatically extended, for successive periods equal to the term of the Basic Term (each, a "Renewal Term"), unless Borrower shall have given the Lender written notice of its intention to terminate (a "Termination Notice") at least thirty (30) days prior to the anniversary of each Basic Term anniversary, whereupon this Agreement shall terminate as of the date fixed in the Termination Notice. Notwithstanding any contrary provisions herein, Lender reserves the right to terminate this Agreement at its sole reasonable discretion upon giving thirty (30) days' prior written notice to Borrower pursuant to provisions of Section 15 hereof. Notwithstanding the foregoing, should Lender give Borrower a Termination Notice in the absence of the occurrence of an Event of Default, Borrower may have a period of ninety (90) days in which to retire the Obligations owed to Lender or to find a replacement lender."

59. Section 6.3 is hereby deleted in its entirety and replaced with the following Section 6.3:

"If the Obligations are prepaid in full on a final basis prior to the end of the Basic Term or any Renewal Term, a "Prepayment" shall be deemed to have occurred. To the extent such Prepayment shall have occurred, Borrower shall pay to Lender a sum equal to the amount of (a) the Cumulative Minimum Annual Interest Payment less interest paid during the Basic Term or any Renewal Term; or (b) an amount equal to the Minimum Monthly Interest Payment times the number of months remaining in the Basic Term or Renewal Term, as applicable (the "Prepayment Fee"). In addition, Borrower shall also pay any prepayment penalties provided for in the Term Loan Documents or any other agreement with Lender. A Prepayment may be deemed to have occurred regardless of whether such payment or other reduction (I) is voluntary or involuntary; (2) is occasioned by Lender's acceleration of the Obligations or demand hereunder; (3) is made by Borrower or other third party, including Guarantor; (4) results from Lender's receipt or collection of proceeds of its Collateral, including insurance proceeds and condemnation awards; (5) results from Lender's exercise of its right of setoff; and/or (6) is made during an Insolvency Proceeding, or is made pursuant to any plan of reorganization or liquidation. Notwithstanding the foregoing, should Lender not agree to make the Inventory line of credit available to Borrower, Borrower may terminate the Agreement in its entirety without paying the Prepayment Fee.

Addendum A to Loan and Security Agreement

(Supplemental Terms)

60. Borrower has provided Lender with copies of the Acquisition Agreement dated July 29, 2005 by and among MFC Development Corp.("MFC"), WORLDWIDE EXCELLENCE, INC.("WWE"), and the stockholders of WWE (the "WWE Stockholders") and the Closing Agreement dated November 29, 2005 by and among MFC, WWE and WWE Stockholders.(the "Acquisition Agreements"). It shall be an Event of Default hereunder if there is an event of default under the Acquisition Agreements. Lender shall be provided with any notices provided by any party under the Acquisition Agreements immediately upon the receipt thereof by any Borrower.

61. Section 8.1.10 is hereby deleted in its entirety and replaced with the following:

"Every payment falling due on Accounts assigned to Lender will be duly paid and received by Lender on or before the earlier of (a) one hundred and twenty (120) days from the date of each invoice assuming the invoice provides for sixty (60) day terms of payment or ninety (90) days from the date of the invoice if the invoice calls for thirty (30) days terms of payment; or (b) sixty (60) days from the due date of each invoice."

61. Section 8.1.15 is deleted in its entirety and replaced with the following:

"Location of Chief Executive Office; FEIN; Organizational Number.(a)The Chief Executive Office of Borrower is located at the address set forth in the definition of Chief Executive Office. Borrower's Federal Employer Identification Numbers (the "FEIN") are as follows:

I. Adsouth Marketing, LLC: 20-5188582

2. WORLDWIDE EXCELLENCE, 11-3727187

3. Pet Vac, LLC: 30-0268123

4. TRAMP-O-LEAN , LLC: 73-1723133

5. YOUTH FACTOR BEAUTY CARE, LLC: 11-3727192

6. LEGACY FORMULAS, LLC: 11-3727189

 (b) The number assigned by Delaware or California, the state of Borrower's organization, for Borrower's organizational identification number is as follows:

1. Adsouth Marketing, LLC: 4187248 (DE)

2. WORLDWIDE EXCELLENCE, INC.: 3828358 (DE)

3. Pet Vac, LLC: 200419710062 (CA)

4. TRAMP-O-LEAN, LLC: 200430910299 (CA)

5. YOUTH FACTOR BEAUTY CARE, LLC: 200425410105 (CA)

6. LEGACY FORMULAS, LLC: 200425410I09 (CA)

62. Section 9.5 is hereby deleted in its entirety and replaced with the following:

"Borrower shall provide Lender copies of each of Borrower's federal income tax returns, and any amendments thereto and extensions thereof, within one hundred twenty (120) days after the end of Borrower's fiscal year or on such other dates as permitted by law. Notwithstanding the foregoing, Lender acknowledges that Borrower is claiming a net operating loss for the fiscal year ending 2005 and will not be filing the 2005 tax return until such time as it files its tax return for the fiscal year ending 2006."

Addendum A to Loan and Security Agreement

(Supplemental Terms)

63. Section 9.11 is hereby deleted in its entirety and replaced with the following Section 9.11 :

"Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower 's ownership and use of the Collateral , as well as insurance against larceny, embezzlement, and criminal misappropriation. Additionally, Borrower shall maintain Workers' Compensation insurance coverage for all employees. Notwithstanding the foregoing, Lender acknowledges that Borrower does not currently have business interruption insurance."

64. Section 9.12 is hereby deleted in its entirety and replaced with the following Section 9.12:

"All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Lender. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Lender, showing Lender as sole loss payee thereof (other than GOTTBETTER CAPITAL MASTER, LTD as successor in interest to Gottbetter Capital Finance, Inc. and/or its assigns) and shall contain a waiver of warranties, and shall specify that the insurer must give at least thirty (30) days' prior written notice to Lender before canceling its policy for any reason. Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Lender to be applied on account of the Obligations."

65. Section 9.15 is hereby deleted in its entirety and replaced with the following Section 9.15:

"At the request of Lender, upon the occurrence of a Material Event of Default or should Lender reasonably deem itself insecure, Borrower shall cooperate with Lender in obtaining possession of any Collateral , in those instances in which Lender chooses to perfect its Security Interest in such Collateral by possession in addition to the filing of a financing statement. At the request of Lender, Borrower shall cooperate with Lender in obtaining control with respect to Collateral consisting of Deposit Accounts, Financial Assets, including without limitation, Investment Property, Letter of Credit Rights, and Electronic Chattel Paper."

66. Section 10.6 is hereby deleted in its entirety and replaced with the following Section 10.6:

"Borrower shall not enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, license, or other disposition of moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted) except as permitted by this Agreement or the Loan Documents . Nothing herein shall prohibit Borrower from disposing of worthless or obsolete assets from time to time in the ordinary course of Borrower's business provided that (a) Borrower shall notify Lender prior to doing so if Borrower is disposing of assets valued at or having a cost greater than (i) Ten Thousand and 00/100 Dollars ($10,000.00) if the Inventory is from a portion of the business of Borrower other than the Direct Response Marketing Portion of the Business; or (ii) without limitation from the Direct Marketing Portion of the Business and (b) Lender shall receive all of the proceeds from any sale of any assets sold pursuant 0 the terms of this Section 6.6."

67. Section 10.10 is hereby deleted in its entirety and replaced with the following Section 10.10:

"Borrower shall not consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms ofsale.Notwithstandingtheforegoing,Borrowermayenterintothe"PayOnScan" program with Walgreens and GNC, provided however, that such Inventory shall not constitute Eligible Inventory."

Addendum A to Loan and Security Agreement

(Supplemental Terms)

68. Section 10.13 is hereby deleted in its entirety and replaced with the following Section 10.13: "Borrower shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business , upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in arm's length transaction with an on-Affiliate except in the ordinary course of Borrower's business."

69. Borrower has provided Lender with the disclosures on Addendum B hereto, discussing potential and actual litigation. Borrower shall advise Lender of any material developments as they occur; and shall provide such updates as Lender may require from time to time.

70. Notwithstanding any contrary provision of Article 9 of the Agreement with respect to reporting, there shall not be any reporting requirement with respect to the Direst Response Marketing Portion of the Business absent Lender's request.

71. In the event of a conflict between any term of the Agreement and any term of this Addendum, the terms of the Addendum shall control.

Addendum B to Loan and Security Agreement

(Disclosures)

Disclosure I:

Borrower has disclosed to Lender that Borrower has been threatened with litigation by a company called Idea Village, which purportedly owns a design patent, as well as a recently issued utility patent, related to the laser level device that we have given away with the Hercules Hook product. Borrower has advised Lender that it has had preliminary settlement discussions with Idea Village.

Disclosure 2:

Borrower has disclosed to Lender that on March 27, 2007, Diversified Capital Services of N.A., Inc. ("Diversified") filed a lawsuit in the Supreme Court of New York for the County of New York naming the Company and Worldwide Excellence, Inc., a wholly owned subsidiary of the Company ("WWE"), as defendants and alleging breach of a purported Management and Consulting Agreement by and between Diversified and WWE (the "Agreement"). Diversified contends that WWE failed to pay Diversified amounts due under the Agreement for consulting services and in connection with certain of the Company's financing transactions. Diversified is seeking approximately $617,000 in cash, a warrant to purchase 200,000 shares of Company common stock at $1 per share, and 107,500 "preferred units." The Company contests the allegations and claims made in the lawsuit, believes that they are without merit, and intends to vigorously defend itself in the matter.

EXHIBIT A

Collateral Account

Name :

BFI Business Finance

 Bank:

City National Bank

Address:

2001North Main Street, Suite 200

Walnut Creek, California 94596

Collateral Control Account

Name:

Adsouth Marketing, LLC -Collateral Control Account

Bank:

----------N/A--------

Address:

-----------N/A-------

-----------N/A-------

Post Office Box

Name:

BFI Business Finance

Address:

P.O. Box 225

Santa Clara, California 95052-0225